                           OFFER TO PURCHASE FOR CASH
                  ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                          SIGNAL TECHNOLOGY CORPORATION

                                       AT

                              $13.25 NET PER SHARE

                                       BY

                                 STC MERGER CO.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                    CRANE CO.

-------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON THURSDAY, MAY 22, 2003,
                          UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

     This Offer is being made pursuant to an Agreement and Plan of Merger, dated April 16, 2003, among Crane Co., a Delaware corporation, STC Merger Co., a Delaware corporation and an indirect wholly owned subsidiary of Crane (the "Purchaser"), and Signal Technology Corporation, a Delaware corporation ("Signal"). The Board of Directors of Signal (i) has approved the merger agreement and the transactions contemplated thereby, including this Offer and the subsequent merger of the Purchaser with and into Signal, (ii) has declared the merger agreement advisable, (iii) has determined that the terms of this Offer and the merger are fair to, and in the best interests of Signal and its stockholders, and (iv) has recommended that Signal's stockholders accept this Offer and tender their shares of Signal common stock.

     This Offer is conditioned upon (i) there having been validly tendered pursuant to the Offer, and not withdrawn, prior to the expiration of the Offer, a number of outstanding shares of the common stock of Signal (the "Shares") that, when added to the Shares, if any, previously acquired by the Purchaser or Crane or any of their respective affiliates, represents a majority of the then total outstanding Shares (assuming, for this purpose, the exercise of all options to purchase shares of common stock with a per share exercise price of less than $13.25) and (ii) any applicable waiting period (and any extension(s) thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer. This Offer is also subject to other important conditions. See "The Tender Offer--Certain Conditions of the Offer."

     A summary of the principal terms of the Offer appears on pages 1 through 5 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

                                    IMPORTANT

     Any stockholder desiring to tender Shares in the Offer must (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal (or such manually signed facsimile), with the certificate(s) for the tendered Shares and any other required documents, to The Bank of New York, as Depositary, (2) follow the procedures for book-entry transfer of Shares set forth in "The Tender Offer--Procedures for Tendering Shares" or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such registered Shares in the Offer.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender
Offer--Procedures for Tendering Shares."

     Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other tender offer materials may be directed to the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees.

                                   ----------

April 25, 2003

                               TABLE OF CONTENTS

SECTION                                                                                   PAGE
TABLE OF CONTENTS ......................................................................   i

SUMMARY TERM SHEET .....................................................................   1

INTRODUCTION ...........................................................................   6

THE TENDER OFFER .......................................................................   8
   1.  Terms of the Offer ..............................................................   8
   2.  Acceptance for Payment and Payment for Shares ...................................   9
   3.  Procedures for Tendering Shares .................................................  10
   4.  Rights of Withdrawal ............................................................  13
   5.  Certain Federal Income Tax Consequences of the Offer ............................  14
   6.  Price Range of Shares; Dividends ................................................  14
   7.  Certain Information Concerning Signal ...........................................  15
   8.  Certain Information Concerning Crane and Purchaser ..............................  16
   9.  Source and Amount of Funds. .....................................................  17
   10. Background of the Offer; Contacts with Signal ...................................  18
   11. Purposes of the Offer; the Merger Agreement; the Tender and Voting Agreements;
       the Indemnification Agreements; Dissenters' Rights; Plans for Signal; the Rights.  21
   12. Certain Effects of the Offer and the Merger .....................................  39
   13. Dividends and Distributions .....................................................  41
   14. Certain Conditions of the Offer .................................................  41
   15. Certain Legal Matters ...........................................................  42
   16. Fees and Expenses ...............................................................  44
   17. Miscellaneous ...................................................................  45

Annex A  Information Concerning the Directors and Executive Officers of Crane and
         Purchaser ..................................................................... A-1
Annex B  Section 262 of the Delaware General Corporation Law ........................... B-1

                               SUMMARY TERM SHEET

     Following are some of the questions that you, as a Signal Technology Corporation stockholder, may have about us and our tender offer and answers to those questions. The following questions and answers are intended to be an overview only and may not include all of the information about the offer that is important to you. To better understand the offer and for a more complete description of the terms of the offer, you should read carefully this entire Offer to Purchase and the accompanying Letter of Transmittal. We have included section references of the Offer to Purchase to direct you to a more complete description of the topics contained in this summary.


WHO IS OFFERING TO BUY MY SECURITIES?

     We are STC Merger Co., an indirect wholly owned subsidiary of Crane, and we were formed for the purpose of making the offer for all the shares of common stock of Signal Technology Corporation, as described in this document. Since we were formed, our only activities have been related to making this tender offer and effecting the subsequent merger with Signal. Crane is a diversified manufacturer of engineered industrial products. See "The Tender Offer--Certain Information Concerning Crane and Purchaser" for further information about us and Crane.


WHY ARE YOU MAKING THIS OFFER?

     We are making this tender offer to enable our parent company, Crane, to acquire control of, and ultimately to acquire the entire equity interest in, Signal. Our offer to buy your shares is the first step in our plans to acquire 100% of Signal. As soon as practicable following the closing of our offer, we will merge into Signal. After the merger, Signal will be wholly owned by a subsidiary of our parent, Crane. See "The Tender Offer--Purposes of the Offer; the Merger Agreement; the Tender and Voting Agreements; the Indemnification Agreements; Dissenters' Rights; Plans for Signal; the Rights" for more information.


WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to buy all of the outstanding shares of common stock of Signal, including the associated common stock purchase rights. This is the only class of Signal capital stock outstanding. See "The Tender Offer--Terms of the Offer" for more information.


HOW MUCH ARE YOU OFFERING TO PAY, AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $13.25 net in cash, without interest, for each outstanding share of common stock of Signal. See "The Tender Offer--Terms of the Offer" for more information.


DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We will be financing the offer with cash available from our parent, Crane. Crane will contribute and/or loan to us sufficient funds to pay for all of the shares of Signal common stock that are accepted for payment by us in our offer and to make payments for any shares of Signal common stock that are not purchased in our offer and that will be converted into the right to receive $13.25 per share in cash in the merger described above, following the successful completion of our offer. Crane expects to use its existing cash resources and funds borrowed under its existing line of credit in order to make these contributions or loans. Our offer is not conditioned upon any specific financing arrangements. See "The Tender Offer--Source and Amount of Funds" for more information.


WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

     The Board of Directors of Signal, by unanimous vote (with one recused director), (i) has approved the merger agreement and the transactions contemplated thereby, including the offer and the subsequent merger of us with and into Signal, (ii) has declared the merger agreement advisable,

(iii) has determined that the terms of the offer and the merger are fair to, and in the best interests of, Signal and its stockholders, and (iv) has recommended that Signal's stockholders accept the offer. The Board of Directors has also amended Signal's stockholder rights agreement to render it inapplicable to the offer and the merger. Accordingly, Signal's Board of Directors has recommended that stockholders tender their shares of Signal common stock pursuant to the offer and vote to adopt the merger agreement at any meeting of Signal's stockholders that may be called to consider such adoption. See "Introduction" for more information.


WILL THE EXECUTIVE OFFICERS AND DIRECTORS OF SIGNAL PARTICIPATE IN THE OFFER?

     Yes. Certain executive officers and directors of Signal (and certain family members and trusts of the directors) have entered into agreements with us and Crane under which they have agreed to tender their shares in the offer and, if required, to vote their shares in favor of the merger. See "Introduction" and "The Tender Offer--Purposes of the Offer; the Merger Agreement; the Tender and Voting Agreements; the Indemnification Agreements; Dissenters' Rights; Plans for Signal; the Rights" for more information.


IS YOUR FINANCIAL CONDITION OR THE FINANCIAL CONDITION OF CRANE RELEVANT TO MY DECISION ON WHETHER TO TENDER MY SHARES IN THE OFFER?

     We do not think that our or Crane's financial condition is particularly relevant to your decision because:

     o  our offer is being made for all outstanding shares and solely for cash;

     o  our offer is not subject to any specific financing condition;

     o Crane presently has available cash and financing commitments that are more than sufficient to pay the purchase price for all outstanding shares of Signal's common stock; and

     o if we consummate the offer, we will acquire any remaining shares for the same cash price in the merger.

     See "The Tender Offer--Source and Amount of Funds" for more information.


IS THERE AN AGREEMENT GOVERNING THE OFFER?

     Yes. Signal has entered into a merger agreement with Crane and us, dated April 16, 2003. The merger agreement provides for the terms and conditions of our offer and our merger into Signal. See "The Tender Offer--Purposes of the Offer; the Merger Agreement; the Tender and Voting Agreements; the Indemnification Agreements; Dissenters' Rights; Plans for Signal; the Rights" for more information.


HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES?

     You may tender your shares into the offer until 12:00 midnight, New York City time, on Thursday, May 22, 2003, which is the scheduled expiration date of the offering period, unless we decide or are required to extend the offering period and/or we provide for a subsequent offering period. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares. See "The Tender Offer--Terms of the Offer" and "The Tender Offer--Procedures for Tendering Shares" for more information.


CAN THE OFFER BE EXTENDED, AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     Yes. We have agreed in the merger agreement that:

     o We may, from time to time, extend the offer beyond the otherwise scheduled expiration date if at that date any conditions to our obligation to accept for payment and to pay for shares has not been satisfied or waived.

     o If on any date that the offer is otherwise scheduled to expire, any condition(s) to the offer has not been satisfied or waived, Signal may require that we extend the offer from time to time for up to such period(s) of time thereafter as Signal reasonably determines to be necessary in order to permit such condition(s) to be satisfied (but in no event will Signal be able to require us to extend the offer for more than thirty-five (35) days in the aggregate or, if earlier, beyond June 30, 2003, or to waive any condition(s) to the offer).

     o We shall extend the offer for any period required by rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the offer.

     o If on any date that the offer is otherwise scheduled to expire, there have been tendered at least a majority of the outstanding shares, but less than ninety (90%) percent, we may extend the offer, from time to time, for up to an aggregate of fifteen (15) business days.

     If we extend our offer, we will notify The Bank of New York, as Depositary, and issue a press release by 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of our offer stating the approximate number of shares tendered as of such date and the extended expiration date. See "The Tender Offer--Terms of the Offer" for more information.


WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     Following the acceptance of and payment for all the shares tendered during the initial offering period, we may elect to provide a subsequent offering period for up to twenty (20) business days. If we opt to provide a subsequent offering period, you may tender your shares to us in the subsequent offering period for the same price payable in the initial offering period. See "The Tender Offer--Terms of the Offer" for more information.


WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The offer is conditioned upon (i) there having been validly tendered pursuant to the offer, and not withdrawn prior to the expiration of the offer, a number of shares of the common stock of Signal that, when added to the shares, if any, previously acquired by us or Crane or any of our respective affiliates, represents a majority of the then total issued and outstanding shares (assuming, for this purpose, the exercise of all options to purchase shares that have a per share exercise price of less than $13.25), and (ii) any applicable waiting period (and any extension(s) thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the offer. The offer is also subject to other important conditions. See "The Tender Offer--Certain Conditions of the Offer."


HOW DO I TENDER MY SHARES?

     If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your share certificates, and send them to the Depositary at one of the addresses listed on the back cover of this document. If your shares are held in "street name" by your broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to tender such shares on your behalf. In any case, the Depositary must receive all required documents prior to 12:00 midnight, New York City time, on Thursday, May 22, 2003, which is the expiration date of the offer, unless the offer is extended.

     If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See "The Tender Offer--Procedures for Tendering Shares" for more information.


CAN I WITHDRAW SHARES THAT I PREVIOUSLY TENDERED IN YOUR OFFER, AND UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     The tender of your shares may be withdrawn at any time prior to the expiration date of our offer, and, if we have not accepted your shares for payment by June 23, 2003, you may withdraw them at any time after such time until we accept shares for payment. You may not, however, withdraw shares tendered during any subsequent offering period. See "The Tender Offer--Rights of Withdrawal" for more information.


HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You (or your broker, dealer, bank, trust company or other nominee if your shares were held in "street name") must notify the Depositary at one of the addresses listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For more information about the procedures for withdrawing your previously tendered shares, see "The Tender Offer--Rights of Withdrawal."


HOW WILL I BE PAID FOR MY TENDERED SHARES?

     We will pay for your validly tendered, and not withdrawn, shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payment from us and transmitting such payment to you. In all cases, payment for tendered Signal shares will be made only after timely receipt by the Depositary of certificates for the shares (or of a confirmation of a book-entry transfer of the shares), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents. See "The Tender Offer--Acceptance for Payment and Payment for Shares" for more information.


IF YOU CONSUMMATE THE OFFER, WHAT ARE YOUR PLANS WITH RESPECT TO SHARES THAT ARE NOT TENDERED IN THE OFFER?

     If we consummate the offer, we have agreed to cause a merger to occur between us and Signal in which any stockholders who have not previously tendered, or have tendered and subsequently withdrawn, their shares also will receive $13.25 per share, net in cash, without interest, subject to the right of these remaining stockholders to dissent and demand the fair cash value of their shares under Delaware law. See "The Tender Offer--Purposes of the Offer; the Merger Agreement; the Tender and Voting Agreements; the Indemnification Agreements; Dissenters' Rights; Plans for Signal; the Rights" for more information.


WILL I HAVE DISSENTERS' RIGHTS?

     Dissenters' rights are not available in connection with the offer. However, if the merger is consummated, holders of shares that were not accepted for payment and paid for by us in the offer may have rights pursuant to the provisions of Section 262 of the Delaware General Corporation Law to dissent and demand an appraisal of their shares. Under Section 262, dissenting stockholders who comply with all of the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the shares could be based upon factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the merger. See "The Tender Offer--Purposes of the Offer; the Merger Agreement; the Tender and Voting Agreements; the Indemnification Agreements; Dissenters' Rights; Plans for Signal; the Rights" and Annex B to this Offer to Purchase for a fuller discussion and the complete text of Section 262 of the Delaware General Corporation Law.


IF YOU SUCCESSFULLY COMPLETE YOUR OFFER, WHAT WILL HAPPEN TO SIGNAL'S BOARD OF DIRECTORS?

     If we successfully complete our offer, under the merger agreement, we are entitled to designate a number of individuals who would become directors of Signal and comprise at least a majority of the members of Signal's Board of Directors. If that happens, Signal has agreed to use its reasonable best efforts to cause our designees to be elected or appointed to its Board of Directors. Therefore, if we successfully complete our offer, we will obtain control over the management of Signal shortly afterwards.

     We have agreed in the merger agreement that, prior to the merger, Signal's Board of Directors always will have at least two members who are current directors of Signal (one of whom shall be George Lombard, Signal's current Chairman and Chief Executive Officer). After the election or appointment of the directors designated by us to Signal's Board of Directors and prior to the effectiveness of the merger, the approval of a majority of the continuing Signal directors (or the approval of the remaining director if there are fewer than two such directors on Signal's Board of Directors at the time) will be required (i) for Signal to amend or terminate the merger agreement; (ii) for any amendment to Signal's Certificate of Incorporation or By-laws; (iii) for Signal to extend the time for the performance of any of our or Crane's obligations or other acts; (iv) to exercise or grant a waiver of any of Signal's rights under the merger agreement; or (v) for any other consent or action by Signal's Board of Directors with regard to any substantive matter relating to the merger agreement. For more information, see "The Tender Offer--Purposes of the Offer; the Merger Agreement; the Tender and Voting Agreements; the Indemnification Agreements; Dissenters' Rights; Plans for Signal; the Rights."


IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     The purchase of Signal shares by us in the offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public. The shares may also cease to be quoted on the Nasdaq National Market. Also, Signal may cease making filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission's rules relating to publicly-held companies. Following our merger with and into Signal, Crane intends to cause the shares of Signal to cease to be quoted on the Nasdaq National Market and cease to be registered under the Securities Exchange Act of 1934, as amended. See "The Tender Offer--Certain Effects of the Offer and the Merger" for more information.


WHAT WAS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On April 15, 2003, the last full trading day prior to the date of execution of the merger agreement, the last reported sales price of Signal common stock on the Nasdaq National Market was $11.27. On April 24, 2003, the last full trading day before the commencement of the offer, the last reported sales price of Signal common stock on the Nasdaq National Market was $13.15. You should obtain recent market quotations for your shares in helping you to decide whether to tender your shares. See "The Tender Offer--Price Range of Shares; Dividends" for recent high and low sales prices of such shares.


IS MY SALE OF SHARES IN THE OFFER A TAXABLE TRANSACTION?

     For most stockholders, yes. In general, stockholders who are United States persons will recognize gain or loss for United States federal income tax purposes equal to the difference between the adjusted basis of the shares sold and the amount of cash received for them. You are urged to consult your own tax advisor to determine the particular tax consequences to you of our offer and the merger. See "The Tender Offer--Certain Federal Income Tax Consequences of the Offer" for more general information.


WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     If you have any questions you should contact the Information Agent, Georgeson Shareholder Communications Inc., at (800) 678-9601. See the back cover of this document for more information.

To: The Holders of Shares of the Common Stock of Signal Technology Corporation:


                                 INTRODUCTION

     STC Merger Co., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Crane Co., a Delaware corporation ("Crane"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Signal Technology Corporation, a Delaware corporation ("Signal" or the "Company"), and the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 26, 1999, between Signal and BankBoston, N.A., as Rights Agent (as amended, the "Rights Agreement"), at $13.25 per Share, net to the seller in cash, without interest thereon (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the Rights.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated April 16, 2003 (the "Merger Agreement"), among Crane, Purchaser and Signal, pursuant to which, after the completion of the Offer and on the terms and subject to the conditions of the Merger Agreement, Purchaser will be merged with and into Signal (the "Merger"), with Signal continuing as the surviving corporation (the "Surviving Corporation"). As a result of the Merger, Signal will become an indirect wholly owned subsidiary of Crane. In connection with the Merger Agreement, Crane and Purchaser have entered into Stockholder Tender and Voting Agreements (the "Tender and Voting Agreements") with certain directors and executive officers of Signal (and certain family members and trusts of certain of such directors) pursuant to which such directors, executive officers, family members and trusts have, among other things, agreed to tender pursuant to the Offer or otherwise sell to Purchaser or Crane their Shares. These directors, executive officers, family members and trusts hold, in the aggregate, 1,762,318 Shares (or, based on information supplied by Signal, approximately 16.9% of the outstanding Shares as of April 24, 2003). The Merger Agreement and the Tender and Voting Agreements are more fully described below in "The Tender Offer--Purposes of the Offer; the Merger Agreement; the Tender and Voting Agreements; the Indemnification Agreements; Dissenters' Rights; Plans for Signal; the Rights."

     Tendering stockholders who are record holders of their Shares and tender directly to The Bank of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders whose Shares are held through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees. Purchaser will pay all reasonable charges and expenses of the Depositary and Georgeson Shareholder Communications Inc. (the "Information Agent") incurred in connection with the Offer.

     The Offer is conditioned upon there having been validly tendered pursuant to the Offer, and not withdrawn, prior to the expiration of the Offer, that number of Shares which, when added to the Shares, if any, previously acquired by Purchaser or Crane or any of their respective affiliates, represents a majority of the then total issued and outstanding Shares (assuming, for this purpose, the exercise of all options to purchase shares of Common Stock with a per share exercise price of less than $13.25) (the "Minimum Condition"). The Offer is also subject to certain other important terms and conditions.

     The Board of Directors of Signal by unanimous vote (with one director recused) (i) has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (ii) has declared the Merger Agreement advisable, (iii) has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, Signal and its stockholders, and (iv) has recommended that Signal's stockholders accept the Offer. Accordingly, Signal's Board of Directors has recommended that its stockholders tender their Shares pursuant to the Offer and, if they do not, to vote to adopt the Merger Agreement at any meeting of stockholders that may be called to consider such matter.

     Wachovia Securities, Inc. ("Wachovia"), financial advisor to the Board of Directors of Signal, has delivered to the Board of Directors of Signal its opinion, dated April 16, 2003 (the "Financial Advisor Opinion"), to the effect that, as of such date, and based on and subject to the matters set forth therein, the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders, from a financial point of view. A copy of the Financial Advisor Opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex A to Signal's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by Signal with the Securities and Exchange Commission (the "SEC") in connection with the Offer and is being mailed to Signal stockholders with this Offer to Purchase. Stockholders are urged to read the Financial Advisor Opinion in its entirety.

     According to Signal, as of April 24, 2003, there were 10,457,887 Shares issued and outstanding and 2,772,700 shares of Common Stock reserved for future issuance pursuant to stock options or other rights to acquire shares of Common Stock granted and outstanding pursuant to Signal's 1992 Equity Incentive Stock Option Plan and 2001 Equity Incentive Plan (collectively, the "Stock Option Plans") and its Employee Stock Purchase Plan. According to Signal, as of April 24, 2003 there were 2,321,200 options to acquire shares of Common Stock with a per share exercise price of less than $13.25. Accordingly, the Minimum Condition would be satisfied if at least 6,389,544 Shares were validly tendered and not withdrawn prior to the expiration of the Offer. Of the 6,389,544 Shares required to satisfy the Minimum Condition, 1,762,318 Shares, or 27.6% of the Minimum Condition, are required to be tendered pursuant to the Tender and Voting Agreements. The Signal stockholders party to such agreements hold stock options covering additional shares of Common Stock.

     Completion of the Merger is subject to the satisfaction of a number of conditions, including, if required by applicable law, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Offer is successfully completed, Purchaser will have sufficient voting power to ensure that the Merger will be approved. In addition, if Purchaser owns ninety (90%) percent or more of the then outstanding Shares after purchasing Shares in the Offer, under the Delaware General Corporation Law (the "DGCL"), Purchaser and Crane will be able to complete the Merger without obtaining approval of the Merger Agreement by any remaining holders of Shares.

     Dissenters' rights are not available in connection with the Offer; however, stockholders will have dissenters' rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of Signal's stockholders. See "The Tender Offer--Purposes of the Offer; the Merger Agreement; the Tender and Voting Agreements; the Indemnification Agreements; Dissenters' Rights; Plans for Signal; the Rights."

     Certain general United States federal income tax consequences of the sale of Shares in the Offer and the conversion of Shares into cash pursuant to the Merger are described in "The Tender Offer--Certain Federal Income Tax Consequences of the Offer."

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer were extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered, and not withdrawn in the manner described in Section 4 of this Offer to Purchase, on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, May 22, 2003, unless Purchaser, in accordance with the Merger Agreement, elects or is required to extend the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

     Subject to the terms and conditions of the Merger Agreement, (i) if, on any otherwise scheduled Expiration Date, any condition(s) to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the Offer from time to time for such period(s) of time as Purchaser reasonably determines to be necessary in order to permit such condition(s) to be satisfied, (ii) if, on any otherwise scheduled Expiration Date, any condition(s) to the Offer has not been satisfied or waived, Purchaser shall, if Signal so demands in writing at least two (2) business days prior to the otherwise scheduled Expiration Date, extend the Offer from time to time for up to such period(s) of time thereafter as Signal reasonably determines to be necessary in order to permit such condition(s) to be satisfied (but in no event shall Purchaser be required to so extend the Offer for more than thirty-five
(35) days in the aggregate or, if earlier, beyond June 30, 2003, or to waive any condition(s) to the Offer), (iii) Purchaser shall extend the Offer for any period of time that may be required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, or (iv) if, on any otherwise scheduled Expiration Date, the Minimum Condition has been satisfied but the sum of the number of Shares that have been validly tendered and not withdrawn pursuant to the Offer plus the number of Shares owned by Purchaser or Crane or any of their respective affiliates represents less than ninety (90%) percent of the then outstanding Shares, Purchaser may, from time to time, extend the Offer for up to an aggregate of fifteen (15) business days thereafter.

     The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 14 of this Offer to Purchase. Subject to the provisions of the Merger Agreement, Purchaser may, in its sole discretion, increase the Per Share Amount and waive (to the extent legally permissible) or make any other change to the terms and conditions of the Offer, except that Purchaser shall not, without the prior written consent of Signal,
(i) waive or amend the Minimum Condition, (ii) reduce the number of Shares sought to be purchased in the Offer, (iii) reduce the Per Share Amount, (iv) modify or add to the conditions to the Offer set forth in Section 14 of this Offer to Purchase, (v) change the form of consideration payable in the Offer,
(vi) extend the Offer except as described above, or (vii) amend or alter any other term of the Offer in a manner adverse to the holders of Shares.

     Purchaser also may elect, in its sole discretion, to provide a subsequent offering period (a "Subsequent Offering Period") of up to twenty (20) business days in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in compliance with all other provisions of applicable securities laws, following its acceptance for payment of Shares in the Offer. A Subsequent Offering Period, if one were provided, would not be an extension of the Offer. Rather, a Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders would be able to tender Shares not tendered during the Offer for the same form and amount of consideration as in the initial Offer period. If Purchaser were to decide to provide a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offer. This would immediately commence the Subsequent Offering Period and Purchaser will immediately accept and promptly pay for all Shares tendered during the Subsequent Offering Period. All conditions to the Offer must be satisfied or duly waived prior to the commencement of any Subsequent Offering Period. There will be no withdrawal rights during the Subsequent Offering Period.

     Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement (including those described above), Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to waive any condition to the Offer or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such waiver or amendment to the Depositary and by making a public announcement thereof.

     Any extension, termination or material amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the otherwise scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of a tender offer, and (ii) the terms of the Merger Agreement, which require that Purchaser pay for Shares that are tendered pursuant to the Offer promptly after the Shares are accepted for payment pursuant to the Offer. Under no circumstances will interest on the Per Share Amount be paid, regardless of any delay in making such payment.

     If Purchaser makes a material change in the terms of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if, as and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1(b) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date that the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that relates to price, share levels or dealers' fees, a minimum of ten (10) business days is required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser were to change the consideration payable pursuant to the Offer, and if the Offer were scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such change is first published, sent or given to stockholders, the Offer would be extended at least until the expiration of such tenth (10th) business day.

     Signal has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Signal's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.


2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase as soon as practicable after Purchaser is permitted to do so, and shall pay for such Shares promptly thereafter. If there is a Subsequent Offering Period, all Shares validly tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Any determination concerning the satisfaction of the terms and conditions of the Offer will be in the sole discretion of Purchaser, and such determination will be final and binding on all tendering stockholders. Subject to applicable rules of the SEC, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See "--Certain Conditions of the Offer" and "--Certain Legal Matters." Crane will shortly file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth (15th) day after the date such Form is filed, unless early termination of the waiting period is sought and granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information, or documentary material, from Crane. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth (10th) day after substantial compliance by Crane with such request. See Section 15 of this Offer to Purchase for additional information concerning the HSR Act and the applicability of antitrust laws to the Offer.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined in "--Procedures for Tendering Shares"), (iii) any required signature guarantees and (iv) any other required documents.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PER SHARE AMOUNT BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer because of an invalid tender or for any other reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "--Procedures for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable after the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Crane the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.


3. PROCEDURES FOR TENDERING SHARES

     Valid Tender. In order to tender Shares pursuant to the Offer (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary on or prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase and certificates representing tendered Shares either must be received by the Depositary or tendered pursuant to the procedures for book-entry transfer described below and the Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Book-Entry Delivery. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfers of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be made through a book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu thereof, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the "Special Payment Instructions" or the "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary on or prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery (or a manually signed facsimile thereof) is received by the Depositary, as provided below, on or prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing, or a timely Book-Entry Confirmation with respect to, such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares or other documents are actually received by the Depositary.

     Grant of Proxy. By executing a Letter of Transmittal, as discussed above, the tendering stockholder thereby irrevocably appoints the Depositary as such stockholder's true and lawful agent and attorney-in-fact, with full power of substitution, to the fullest extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after April 25, 2003 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. All authority conferred, or agreed to be conferred, pursuant to the Letter of Transmittal will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, without further action, all prior powers of attorney, proxies and consents given by such stockholder with respect to any of the tendered Shares will be revoked, and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will be deemed not effective). The Depositary will transfer ownership of the Shares to or upon the order of Purchaser. Thereafter, Purchaser's designees will, with respect to the Shares (and any and all Distributions), be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of the stockholders of Signal, in respect of actions by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any Distributions).

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determinations will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the view of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived by Purchaser. None of Crane, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold thirty (30%) percent of the amount of any payments pursuant to the Offer. To prevent backup federal income tax withholding, each stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.


4. RIGHTS OF WITHDRAWAL

     Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 23, 2003. There will be no withdrawal rights for Shares tendered during a Subsequent Offering Period.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will, to the extent required by law, be by an extension of the Offer.

     In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "Section 3--Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for any purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in "Section 3--Procedures for Tendering Shares" at any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determinations will be final and binding. None of Crane, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or have any liability for failure to give such notification.


5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

     Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger generally will be taxable transactions for United States federal income tax purposes and may also be taxable under applicable foreign, state, local and other tax laws. For United States federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will recognize gain or loss equal to the difference between the adjusted aggregate basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder has held the Shares for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum marginal tax rate of twenty (20%) percent. The ability of a stockholder to utilize capital losses, if any, is subject to various limitations.

     Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold thirty (30%) percent of the amount of any payments pursuant to the Offer. To prevent backup federal income tax withholding, each stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS, SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.


6. PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are traded on the Nasdaq National Market under the symbol "STCO." The following table sets forth, for the periods indicated, the high and low sales prices per Share on the Nasdaq National Market based upon published financial sources. According to Signal, no dividends were paid on the Shares during any of the periods presented.

                                                         HIGH          LOW
                                                     -----------   ----------
YEAR ENDED DECEMBER 31, 2001:
 First Quarter ...................................    $  12.25      $  6.19
 Second Quarter ..................................       10.80         5.00
 Third Quarter ...................................       11.00         6.06
 Fourth Quarter ..................................        8.29         3.60
YEAR ENDED DECEMBER 31, 2002:
 First Quarter ...................................    $   8.15      $  4.58
 Second Quarter ..................................        9.95         7.75
 Third Quarter ...................................        9.50         6.44
 Fourth Quarter ..................................       13.29         8.95
YEAR ENDING DECEMBER 31, 2003:
 First Quarter ...................................    $  11.36      $  8.45
 Second Quarter (through April 24, 2003) .........       13.18        10.75

     On April 15, 2003, the last full trading day prior to the date of execution of the Merger Agreement, the last reported sales price on the Nasdaq National Market was $11.27. On April 24, 2003, the last full trading day prior to the commencement of the Offer, the last reported sales price on the Nasdaq National Market was $13.15.


STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.


7. CERTAIN INFORMATION CONCERNING SIGNAL

     Signal. Signal was incorporated in Delaware in 1982 and became a public company on May 27, 1993. Signal's principal executive offices are located at The Tower at Northwoods, 222 Rosewood Drive, Danvers, Massachusetts 01923, and its telephone number at that address is (978) 774-2281.

     According to reports filed by it with the SEC under the Exchange Act, Signal designs, manufactures, and markets power management products and sophisticated electronic radio frequency, or RF, components and subsystems and provides the program management and systems integration for wireless networks of sensors. Signal's products are used in defense applications and certain space applications. Signal's defense electronics experience includes over 20 years of expertise providing state-of-the-art RF components and power management systems to the United States government, defense and aerospace prime contractors and international customers. Signal's products are often integrated into complex electronic systems and subsystems that require precision control, management and generation of radio, microwave and millimeter-wave frequencies and electrical currents.

     Certain Projections and Operating Results. In connection with Crane's due diligence investigation of Signal, Signal provided Crane with certain non-public historical and projected financial information. In particular, at a meeting held on April 3, 2003 (see "Section 10--Background of the Offer; Contacts with Signal" of this Offer to Purchase for additional information concerning the April 3 meeting), Signal's operating management presented to Crane its internal forecast (which reflected preliminary actual results for the first quarter of 2003) for revenue and pre-tax income for 2003 of $109.4 million and $12.3 million, respectively. Signal informed Crane that, as compared to its external guidance, these internal operating forecasts did not include any discount for unforeseen risks or uncertainties that Signal has generally applied. Signal stated that such discount for 2003 amounted to a reduction of approximately 10 to 15 percent of revenues and pre-tax income. With respect to the first quarter of 2003, Signal informed Crane that, subject to final closing adjustments, revenues were expected to be $21.5 million and pre-tax income was expected to be $1.7 million. During this meeting, Signal's operating management also presented to Crane information concerning orders, which Signal stated were below its internal plan for the first quarter but were expected to recover to meet planned levels for the full year 2003.

     Crane and Purchaser understand that the above projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Crane and Purchaser in connection with their evaluation of a business combination transaction. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, and Signal's independent auditors have not examined or even compiled the projections presented herein and, accordingly, assume no responsibility for them. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from the projections. Signal has advised Crane and Purchaser that its internal financial forecasts (upon which the projections provided to Crane and Purchaser were in part based) are, in general, prepared solely for internal use for capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretation and revision based on actual experience and business and other developments. The projections also reflect numerous underlying assumptions (not all of which were provided to Crane and Purchaser), all made by management of Signal, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for Signal, all of which are difficult to predict, many of which are beyond Signal's control, and none of which is subject to approval or control by Crane or Purchaser. Accordingly, there can be no assurance that the assumptions used in preparing the projections will prove accurate or to have been reasonable.

     It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Crane, Purchaser, Signal or their respective affiliates or representatives considered or consider the projections to be integral to a consideration of the projected business operation, or a reliable prediction of future events, and the projections should not be relied upon as such. None of Crane, Purchaser, Signal or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Signal compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date(s) when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     Available Information. Signal is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition, results of operations and other matters. Information, as of particular dates, concerning Signal's directors and officers, their compensation, stock options granted to them, the principal holders of Signal's equity securities, any material interests of such persons in transactions with Signal and other matters is required to be disclosed in proxy statements distributed to Signal's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, DC 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information are also available on the SEC's website at http://www.sec.gov.


8. CERTAIN INFORMATION CONCERNING CRANE AND PURCHASER

     Purchaser. Purchaser is a Delaware corporation that was incorporated on April 10, 2003. The principal executive offices of Purchaser are located at 100 First Stamford Place, Stamford, Connecticut 06902, and its telephone number at that address is (203) 363-7300. Purchaser is a direct wholly owned subsidiary of Crane International Holdings, Inc., a Delaware corporation ("CIH"), which in turn is a direct wholly owned subsidiary of Crane. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not expected that Purchaser will have any significant assets or liabilities or engage in any activities other than ownership of Shares and those activities incident to the transactions contemplated by the Offer and the Merger.

     CIH. CIH is a Delaware corporation with its principal executive offices located at 100 First Stamford Place, Stamford, Connecticut 06902, and its telephone number at that address is (203) 363-7300. CIH is a holding company for a number of Crane's other indirect subsidiaries.

     Crane. Crane is a Delaware corporation with its principal executive offices located at 100 First Stamford Place, Stamford, Connecticut 06902, and its telephone number at that address is (203) 363-7300. Crane is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane employs over 9,500 people in North America, Europe, Asia and Australia.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Crane and Purchaser are set forth on Annex A to this Offer to Purchase.

     Except through the Tender and Voting Agreements, neither Crane nor Purchaser nor, to the knowledge of Crane or Purchaser, any of the persons listed on Annex A hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of Signal, and neither Crane nor Purchaser nor, to the knowledge of Crane or Purchaser, any of the other persons referred to above, has effected any transaction in any equity security of Signal during the past 60 days.

     Except for the Tender and Voting Agreements, and agreements signed by certain holders of Signal Stock Options regarding the acceleration and payment thereof, neither Crane nor Purchaser nor, to the knowledge of Crane or Purchaser, any of the persons listed on Annex A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Signal, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except for the Tender and Voting Agreements, the above mentioned agreement relating to Signal Stock Options and the Crane guarantees of the Indemnification Agreements (defined below in Section 11 of this Offer to Purchase) and as otherwise set forth in this Offer to Purchase, neither Crane nor Purchaser nor, to the knowledge of Crane or Purchaser, any of the persons listed on Annex A hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates, that would require reporting under the rules of the SEC.

     During the past five years, neither Crane nor Purchaser nor, to the knowledge of Crane or Purchaser, any of the persons listed on Annex A hereto has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or finding any violation of such laws.


9. SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned on any specific financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $155.8 million. Purchaser plans to obtain the funds needed for the Offer and the Merger through capital contributions and/or loans that will be made by Crane to Purchaser. To make those contributions or loans, Crane expects to use its existing cash resources and funds borrowed under its existing line of credit pursuant to the Credit Agreement (defined below). See Section 14 of this Offer to Purchase.

     Crane and certain of its subsidiaries are parties to a Multicurrency Credit Agreement, dated as of November 18, 1998 (the "Credit Agreement"), with the Bank of New York, as Syndication Agent, Fleet National Bank, as Documentation Agent, Chase Manhattan Bank and First Union National Bank, as Co-Agents, First National Bank of Chicago, as Administrative Agent, and other lenders. Pursuant to the Credit Agreement, Crane may borrow, on an unsecured basis, up to $300 million. Crane's current outstanding borrowings under the Credit Agreement are approximately $45 million. The Credit Agreement contains representations and warranties, conditions precedent, covenants, events of default and other provisions believed by Crane to be generally found in similar agreements.

The borrowings under the Credit Agreement are either Alternate Base Rate Loans or Eurocurrency Loans. The Alternate Base Rate is the greater of (a) the rate announced periodically by First National Bank of Chicago or (b) the rate published each day by the Federal Reserve Bank of New York plus one-half (.5%) percent, plus, in either case, the applicable margin, which changes depending upon Crane's corporate credit rating at the time of borrowing. The Eurocurrency Rate is the rate deposits are offered to banks in London's interbank market two business days prior to the first day of the interest period or, if no such rate exists, the rate for deposits approximately equal to such interest period, divided by one minus the reserve requirement, plus the applicable margin, which changes depending upon Crane's corporate credit rating at the time of borrowing. The Eurocurrency Rate may be fixed for one-, two-, three- or six-month periods, at Crane's option. The effective interest rate for Crane's currently outstanding borrowings under the Credit Agreement is 1.52% per annum.


     The foregoing summary of the Credit Agreement does not purport to be a complete description of the terms and conditions of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the SEC by Purchaser in connection with the Offer, and which is hereby incorporated in this Offer to Purchase by reference.

     If Crane were to use funds under the Credit Agreement in connection with the acquisition of Signal, Crane intends to repay borrowings under the Credit Agreement from working capital and funds provided by future operations, and to refinance any outstanding borrowings on or prior to the maturity date. While Crane has no specific arrangements in this regard at this time, Crane currently expects that, if necessary, it will be able to obtain any refinancing on commercially reasonable terms at the time.

10. BACKGROUND OF THE OFFER; CONTACTS WITH SIGNAL

     The following information was prepared by Crane, the Purchaser and Signal. Information about Signal was provided by Signal, and neither Purchaser nor Crane takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Crane or its representatives did not participate or regarding actions initiated by Signal or its representatives.

     Crane initially began considering the possibility of acquiring Signal in June of 2002 when Ray Boushie, President of Crane Aerospace, learned from Joseph Schneider, a director of Signal, that Signal was exploring its possible sale. On June 11, 2002, Crane and Wachovia, on behalf of Signal, executed a confidentiality agreement. On June 24, 2002, Mr. Boushie and Mr. Schneider discussed the reasons behind Signal's decision to initiate an auction process. Following these discussions and based on publicly-available information and an offering memorandum prepared by Wachovia, on June 24, 2002, Crane delivered to Wachovia a written preliminary indication of interest in acquiring all of the Shares for a purchase price expected to be in the range of $11.70 to $12.80 per Share, payable in cash.

     On August 5, 2002, various members of Crane management, including Mr. Boushie, Eric Fast, Crane's President and Chief Executive Officer, James Whitelock, Crane's Director of Corporate Development, and Lou Bieck, President of Interpoint (a wholly owned subsidiary of Crane), attended management presentations regarding Signal's business. On August 5 and 6, 2002, representatives of Crane visited a data room prepared by Signal to conduct initial due diligence. On August 21, 2002, Crane received a letter from Wachovia sent on behalf of Signal soliciting revised indications of interest from interested bidders.

     Between August 23 and September 3, 2002, Wachovia provided additional financial and other information in response to supplemental due diligence requests that Crane had made and also delivered to Crane Signal's proposed form of merger agreement. Based on the updated information that had been provided and the due diligence results, on September 6, 2002, Crane submitted a revised written indication of interest in acquiring all of the Shares for between $11.84 and $12.59 per Share payable in cash. Crane also provided comments to Wachovia on the form of merger agreement proposed by Signal, including a proposal to structure any transaction as a tender offer followed by a merger. Crane's indication of interest stated that it was based on a number of assumptions, including assumptions concerning Signal's debt and cash levels, certain anticipated environmental liabilities, and the prior sale of Signal's wireless and semiconductor businesses. Crane also indicated that its indication of interest was subject to Crane's satisfaction with the results of a contemplated environmental review of Signal, and that any transaction would require the approval of Crane's Board of Directors and clearance under the HSR Act.

     Between September 6 and September 13, 2002, Mr. Whitelock engaged in several discussions with representatives of Signal and Wachovia in which Signal sought to persuade Crane to increase its indicated price range and sought further clarification regarding Crane's September 6, 2002 indication of interest, including Crane's assumptions underlying the price range.

     Crane engaged J. P. Morgan Securities Inc. ("JPMorgan") to act as its exclusive financial advisor in relation to a possible transaction with Signal on September 13, 2002.

     Between September 17, 2002 and September 20, 2002, representatives of Crane, including Mr. Fast and Mr. Whitelock, and representatives of JPMorgan attended presentations by operating management at each of Signal's divisions and were provided with additional operational and financial information about each division. On September 23, 2002, a presentation concerning Signal and its business was made to Crane's Board of Directors by Mr. Whitelock.

     During the next several weeks, various members of Crane management and senior and operating management at Signal discussed numerous aspects of the operations and financial performance of Signal's businesses, and additional information was supplied in response to Crane's requests. On October 1, 2002, Mr. Boushie, Mr. Whitelock and Mr. Bieck held a conference call with representatives of Wachovia and Mr. Schneider during which they discussed current and anticipated levels of defense spending by the U.S. government and the history of Signal and its businesses.

     On October 7, 2002, Crane received a written request from Wachovia for a final indication of its proposed purchase price. Over the next several weeks, representatives of JPMorgan and of Wachovia engaged in a number of discussions regarding the auction process, timing and the price expectations of the respective parties.

     At its regular meeting on October 28, 2002, the Board of Directors of Crane was given an update by Mr. Whitelock on the discussions with Signal. Later that day, representatives of JPMorgan gave an oral indication of interest to representatives of Wachovia indicating that Crane would consider a price for Signal based upon an imputed firm value of $134 million for Signal's defense businesses, subject to adjustment for cash and debt levels and the estimated value of certain legacy liabilities, including a significant unresolved environmental litigation, reflecting a per Share price of approximately $11.50. Representatives of Wachovia indicated to representatives of JPMorgan that Signal had hoped to receive a higher valuation and subsequently provided Crane with certain financial projections for Signal's businesses.

     On November 4, 2002, Crane submitted to Signal a non-binding written proposal to acquire the Shares at a price of $11.47 per Share. Crane indicated that it had sufficient funds available to complete a transaction at that price and that it intended to retain the operating management of Signal. Crane also indicated that its price proposal was based on the assumptions that (i) Signal would have $4.2 million in outstanding debt to third parties, (ii) that the cost of settling pending environmental litigation with Eaton Corporation would not exceed $5 million, (iii) that various other specified contingent liabilities would not exceed $6.3 million, and (iv) Signal would need a minimum cash balance of $5 million to support normal operations. Along with its proposal, Crane submitted a worksheet detailing Crane's calculation of its proposed purchase price. In its proposal, Crane also indicated that it might be willing to increase its price depending upon Signal's cash position.

     Crane's November 4, 2002 proposal stated that it was subject to a number of conditions, including:

     o satisfactory completion of its due diligence (including environmental, contract and budget reviews, a review of the impact of the prior divestiture of Signal's wireless business, and tax review);

     o approval by Crane's Board of Directors;

     o HSR clearance; and

     o execution of a definitive merger agreement.

     On November 5, 2002, representatives of JPMorgan and of Wachovia discussed the assumptions underlying Crane's proposal by telephone.

     On November 11, 2002, George Lombard, Signal's Chairman and Chief Executive Officer, had a telephone conversation regarding the transaction with Mr. Fast. Mr. Lombard indicated that Crane's November 4, 2002 proposal was not satisfactory to Signal and that there was at least one other party that had shown strong interest that Mr. Lombard expected would result in a superior offer. Mr. Lombard encouraged Mr. Fast to improve Crane's proposal. Mr. Fast stated that, on the basis of the information available at that time, Crane could not agree to improve its proposal. He suggested that Signal should pursue the alternative proposal if they deemed the proposal superior, but that Crane would be willing to resume discussions with Signal if new information became available.

     On December 3, 2002 representatives of Wachovia, on behalf of Signal, provided new information. Such information indicated that Signal was on track to achieve EBITDA for the year ended December 31, 2002 in excess of that previously indicated to Crane, that Signal's cash balances had increased and that the Eaton environmental litigation was expected to be resolved on terms more favorable than had been previously indicated to Crane. On December 10, 2002, Mr. Lombard telephoned Mr. Whitelock to discuss the work sheet calculations submitted on November 4 with Crane's proposal and Mr. Lombard proposed the resumption of discussions regarding a possible transaction. On or about December 16, 2002, Crane resumed its due diligence investigation of Signal and its business through additional conversations with Signal management and the review of additional documents.

     On January 10, 2003, representatives of JPMorgan discussed with representatives of Wachovia a proposed purchase price of $13.10 per Share, subject to receipt of a six-week exclusivity agreement from Signal and certain other terms. The representatives of Wachovia indicated that such proposal would not be acceptable to the Board of Directors of Signal and suggested that the senior representatives of Crane and Signal have a discussion to see whether an agreement could be reached. On January 10, 2003, Mr. Fast and Mr. Lombard had a telephone conversation regarding the transaction. Mr. Lombard reviewed the factors that, in his view, would support a higher proposal from Crane, and he indicated that a price of approximately $14.00 per Share would be acceptable for a sale of Signal. At the conclusion of this conversation, Mr. Fast indicated that Crane would increase its proposal to $13.50 per Share. On January 13, 2003, Crane submitted a revised non-binding written proposal to acquire Signal at $13.50 per Share, subject to the same conditions outlined in the November 4, 2002 proposal, and also including a proposed exclusivity period through February 25, 2003. After revisions to the January 13, 2003 letter to reflect comments from Signal and its counsel, it was executed by the parties on January 17, 2003. The exclusivity agreement provided that Signal would not solicit or negotiate, either directly or indirectly, or enter into any agreement with any other person or entity, prior to February 25, 2003, with respect to a sale of Signal or a substantial part of its assets, and that Signal would notify Crane promptly after the receipt by Signal of any proposal in respect of such a transaction. The exclusivity agreement did not prohibit Signal from furnishing information to, or entering into discussions or negotiations or an agreement with, any person or entity that made an unsolicited, bona fide written proposal in respect of such a transaction if the Board of Directors of Signal, after consultation with its financial and legal advisors, determined in good faith that such transaction was reasonably likely to be more favorable to the stockholders of Signal, from a financial point of view, than the terms stated in Crane's proposal, and that such action was necessary for the Board of Directors of Signal to comply with its fiduciary duties to stockholders. The exclusivity agreement provided that if the Board of Directors of Signal made any of the determinations referred to in the preceding sentence, Signal would reimburse Crane for its out-of-pocket expenses (up to $250,000).

     Between January 23, 2003, and February 20, 2003, representatives of Crane met with management and other representatives of Signal at Signal's various facilities and otherwise continued its due diligence investigation of Signal. On February 3, 2003, Robert Nelsen, Signal's Chief Financial Officer, informed representatives of Crane that on January 30, 2003, the Signal Board of Directors had granted options to purchase 155,000 shares of Common Stock to certain directors and an officer of Signal.

     At its regular meeting on January 27, 2003, the Board of Directors of Crane was briefed on the status of the proposed transaction with Signal, and at the regular meeting of the Crane Board of Directors on February 24, 2003, Mr. Boushie, Mr. Bieck and representatives of JPMorgan made detailed presentations regarding the proposed transaction. The Board of Directors of Signal was also briefed on the proposed transaction with Crane at its regular meeting on February 24, 2003.

     At a meeting with Mr. Lombard and Mr. Nelsen on March 6, 2003, Mr. Fast and Mr. Whitelock raised a number of issues concerning Signal elicited during the due diligence process, including certain lower operating results for the defense business in 2002 compared to Signal's expectations in December, potentially lower orders for the first quarter of 2003 compared to Signal's operating plan, a higher than anticipated liability in respect of the Weymouth environmental matter, the costs associated with continuing directors' and officers' insurance coverage and the option grants referred to above. Mr. Fast and Mr. Lombard discussed the implications of these and other matters on the value of Signal. Later on March 6, 2003, the Signal Board of Directors met to consider Crane's proposal and that day's discussions between Mr. Fast and Mr. Lombard. Over the next several days, the parties continued to discuss Crane's proposal, and on March 10, 2003, Mr. Fast and Mr. Lombard agreed that Crane would make a revised proposal of $13.25 per Share.

     On April 3, 2003, Mr. Fast, Mr. Whitelock and certain other members of the management of Crane and Crane Aerospace, together with representatives of JPMorgan, met with Mr. Lombard, Mr. Nelsen and members of Signal's operating management to review Signal's results for the quarter ended March 31, 2003 and its updated forecast for the balance of the year on a divisional basis. For a more thorough discussion of these projections, see "Section 7--Certain Information Concerning Signal" of this Offer to Purchase.

     On April 9, 2003, the Signal Board of Directors met and approved the Offer and the Merger, subject to the satisfactory completion of definitive documentation.

     On April 11, 2003, the Crane Board of Directors convened by telephone and approved the Offer and the Merger, subject to the satisfactory completion of definitive documentation.

     In connection with the negotiation of the Merger Agreement, several drafts of the Merger Agreement were exchanged and the attorneys for Crane and Signal had several telephonic negotiation sessions. The principal issues discussed in these negotiations were the conditions to the Offer, the scope and nature of indemnification for Signal's directors and officers after the Merger, the limits of certain representations and warranties, the treatment of Signal Stock Options and payments due upon termination of the Merger Agreement.

     On April 16, 2003, Crane, Signal and Purchaser executed the Merger Agreement and, after the close of trading on the New York Stock Exchange, publicly announced the agreement to acquire Signal.


11. PURPOSES OF THE OFFER; THE MERGER AGREEMENT; THE TENDER AND VOTING AGREEMENTS; THE INDEMNIFICATION AGREEMENTS; DISSENTERS' RIGHTS; PLANS FOR SIGNAL; THE RIGHTS

     Purposes. The purposes of the Offer and the Merger are to acquire control of, and the entire equity interest in, Signal.

     The Merger Agreement. Following is a summary of the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule TO filed by Purchaser with the SEC in connection with the Offer. This summary is qualified in its entirety by reference to the Merger Agreement, which is hereby incorporated in this Offer to Purchase by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

     The Merger Agreement provides that, without the prior written consent of Signal, Purchaser may not (i) waive or amend the Minimum Condition, (ii) reduce the number of Shares sought to be purchased in the Offer, (iii) reduce the Per Share Amount, (iv) modify or add to the conditions set forth on Annex A to the Merger Agreement, (v) change the form of consideration payable in the Offer,
(vi) extend the expiration date of the Offer, except as permitted by the Merger Agreement, or (vii) amend or alter any other term of the Offer in a manner adverse to the holders of Shares.

     Subject to the terms and conditions of the Merger Agreement, (i) if, on any otherwise scheduled Expiration Date, any condition(s) to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the Offer from time to time for such period(s) of time as Purchaser reasonably determines to be necessary in order to permit such condition(s) to be satisfied, (ii) if, on any otherwise scheduled Expiration Date, any condition(s) to the Offer has not been satisfied or waived, Purchaser shall, if Signal so demands in writing at least two (2) business days prior to the otherwise scheduled Expiration Date, extend the Offer from time to time for up to such period(s) of time thereafter as Signal reasonably determines to be necessary in order to permit such condition(s) to be satisfied (but in no event shall Purchaser be required to so extend the Offer for more than thirty-five (35) days in the aggregate or, if earlier, beyond June 30, 2003, or to waive any condition(s) to the Offer), (iii) Purchaser shall extend the Offer for any period of time that may be required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, or (iv) if, on any otherwise scheduled Expiration Date, the Minimum Condition has been satisfied but the sum of the number of Shares that have been validly tendered and not withdrawn pursuant to the Offer plus the number of Shares owned by Purchaser or Crane or any of their respective affiliates represents less than ninety (90%) percent of the then outstanding Shares, Purchaser may, from time to time, extend the Offer for up to an aggregate of fifteen (15) business days thereafter.

     Purchaser also may elect, in its sole discretion, to provide for a Subsequent Offering Period of up to twenty (20) business days in accordance with Rule 14d-11 under the Exchange Act following its acceptance for payment of Shares in the Offer. A Subsequent Offering Period, if one were provided, would not be an extension of the Offer. Rather, a Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders would be able to tender Shares not tendered during the Offer for the same form and amount of consideration as in the initial Offer. If Purchaser decides to provide a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offer, will immediately begin the Subsequent Offering Period and will immediately accept and promptly pay for all Shares tendered during the Subsequent Offering Period. All conditions to the Offer must be satisfied or duly waived prior to the commencement of any Subsequent Offering Period. There will be no withdrawal rights during any Subsequent Offering Period.

     Signal has represented to Crane and Purchaser in the Merger Agreement that the Board of Directors of Signal, at a meeting duly called and held, has, by unanimous vote (with one director recused), (i) approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Tender and Voting Agreements, (ii) declared the Merger Agreement advisable,
(iii) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, Signal and its stockholders, (iv) recommended that Signal's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger (if required by applicable law) and (v) approved the acquisition of the Shares by Purchaser pursuant to the Offer and the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreements, including for purposes of
Section 203 of the DGCL and Section 1 of Chapter 110C of the Massachusetts General Laws (the "MGL"). Signal has further represented that, prior to the execution of the Merger Agreement, Wachovia delivered to the Board of Directors of Signal the Financial Advisor Opinion, which states that, as of the date of the opinion and subject to the matters described therein, the consideration to be received pursuant to the Offer and the Merger is fair, from a financial point of view, to Signal's stockholders.

     The Merger Agreement provides that, subject to compliance with applicable law, immediately upon the payment by Purchaser for Shares pursuant to the Offer, Crane shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of Signal as is equal to the product of (i) the total number of directors on the Board of Directors of Signal (determined after giving effect to the directors designated pursuant to this sentence) and (ii) a fraction whose
(x) numerator is the aggregate number of Shares then beneficially owned by Crane or its affiliates and (y) denominator is the total number of Shares then outstanding, and Signal shall, upon the request of Crane, use its reasonable best efforts to cause Crane's designees to be elected or appointed, including, if necessary, increasing the number of directors and seeking the resignations of one or more existing directors; provided, however, that, prior to the Effective Time, the Board of Directors of Signal shall always have, subject to the following sentence, at least two (2) directors who were directors of Signal on the date of the Merger Agreement, one of whom shall be George Lombard ("Continuing Directors"). If, at any time prior to the Effective Time, there shall be only one (1) Continuing Director serving as a director of Signal for any reason, then the Board of Directors of Signal shall cause an individual selected by the remaining Continuing Director to be designated to serve on the Board of Directors of Signal (and such individual shall be deemed to be a Continuing Director for all purposes of the Merger Agreement), and if, at any time prior to the Effective Time, no Continuing Director then remains, then the Board of Directors of Signal shall designate and cause two (2) individuals to serve on the Board of Directors of Signal who are not officers, employees or affiliates of Signal, Crane or Purchaser and such individuals shall be deemed to be Continuing Directors for all purposes under the Merger Agreement. Signal shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations referred to above. Following any election or appointment of Crane's designees and prior to the Effective Time, the approval of a majority of the Continuing Directors or, if there shall be only one, of the Continuing Director, shall be required to authorize any amendment or termination of the Merger Agreement by Signal, any amendment of Signal's Certificate of Incorporation or By-Laws, any extension by Signal of the time for the performance of any of the obligations or other acts of Crane or Purchaser, any exercise or waiver of any of Signal's rights or remedies under the Merger Agreement or any other consent or action by the Board of Directors of Signal with regard to any substantive matter relating to the Merger Agreement or the Merger.

     The Merger. The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into Signal. Following the Merger, the separate corporate existence of Purchaser will cease and Signal will continue as the Surviving Corporation.

     At the Effective Time, the Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The By-Laws of Purchaser in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation unless and until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and/or such By-laws.

     The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and officers of Signal immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified and/or additional persons are added.

     At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Crane, Signal or the holders of the Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Common Stock held in the treasury of Signal and any Shares held by Crane, Purchaser or any direct or indirect wholly owned subsidiary of Crane or Signal, which, by virtue of the Merger and without any action on the part of the holders thereof, will be canceled and extinguished without any conversion thereof, and no payment will be made with respect thereto and (ii) Dissenting Shares) shall be converted into the right to receive the Per Share Amount in cash, without interest. The Shares outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled as described above) shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of a certificate that formerly represented such Shares shall cease to have any rights with respect to such Shares, except only the right to receive, for each Share represented by such certificate, a cash amount equal to the Per Share Amount, without interest, or, if such holder is a Dissenting Stockholder, the rights afforded to such holder under Section 262 of the DGCL.

     The Merger Agreement provides that Signal shall take all actions or cause all such actions to be taken prior to the commencement date of the Offer as are necessary to ensure that, immediately prior to the Effective Time, all then outstanding options to purchase shares of Common Stock (the "Signal Options"), whether or not exercisable, whether or not vested, and whether or not performance-based, under the Stock Option Plans that are held by Signal's current directors and officers and one former officer (covering 1,803,000 shares of Common Stock) shall be automatically converted into the right to receive only an amount of cash (net of applicable withholding taxes) equal to (x) the difference, if any, between the Per Share Amount less the exercise price per share of Common Stock payable upon exercise of such Signal Options, multiplied by (y) the number of shares of Common Stock issuable thereunder upon exercise immediately prior to the Effective Time. Additionally, the Merger Agreement provides that Signal shall take all actions or cause all such actions to be taken prior to the consummation of the Offer as are necessary to ensure that the holders of at least eighty (80%) percent of the Signal Options not held by those persons referred to above (the "Remaining Options") shall be converted as set forth above. Signal shall use its reasonable best efforts to ensure that as soon as practicable and in any event prior to the Effective Time all of the Remaining Options that were not converted as set forth above on or before the consummation of the Offer shall be exercised or converted as set forth above. The Merger Agreement also provides that Signal shall use its reasonable best efforts to take all such actions or cause such actions to be taken such that, as soon as practicable, all Signal Options that have an exercise price per share of Common Stock equal to or greater than the Per Share Amount shall be converted and terminated as of the Effective Time.

     Purchaser shall pay, or cause to be paid, the cash amounts payable in respect of such conversion of Signal Options at or shortly (and in no event more than five (5) business days) after the Effective Time, except that such payment with respect to the 155,000 Signal Options granted to Signal's directors and one officer on January 31, 2003 shall be made from funds deposited with The Bank of New York, as exchange agent, on the 90th day following the Effective Time (unless such day is not a business day, in which case payment shall be made on the next succeeding business day). Signal shall use its reasonable best efforts to obtain a signed consent of each holder of outstanding Signal Options to the conversion of such Signal Options as specified above. Except with respect to Signal Options for which such a signed consent is obtained, and notwithstanding anything to the contrary in the Merger Agreement, no payment shall be made to any holder of a Signal Option that is to be converted and terminated unless that holder delivers a signed waiver acknowledging that all of his or her outstanding Signal Options are to be converted and terminated at the Effective Time and waiving all of his or her rights under or with respect to those Signal Options.

     The Merger Agreement provides that, subject to the provisions described above, all Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Signal benefit plan providing for the issuance, transfer or grant of any capital stock of Signal or any interest in respect of any capital stock of Signal shall be deleted as of the Effective Time. The Merger Agreement further provides that Signal shall use its reasonable best efforts to ensure that, immediately following the consummation of the Offer, no holder of a Signal Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of Signal, Crane or the Surviving Corporation.

     Signal has agreed to take all actions necessary pursuant to the terms of Signal's Employee Stock Purchase Plan in order to shorten the offering period under that plan which includes the Effective Time, such that the offering period will terminate prior to the Effective Time. The purchase price for any shares of Common Stock purchased under Signal's Employee Stock Purchase Plan during such shortened offering period shall be paid for in cash. According to Signal, as of April 15, 2003, 57,018 shares of Common Stock were reserved and eligible for future issuance pursuant to the Employee Stock Purchase Plan.

     Signal has agreed pursuant to the Merger Agreement that, if approval of the Merger Agreement and the Merger by the stockholders of Signal is required by the DGCL in order to effect the Merger,

Signal shall (i) duly give notice of, convene and hold a special meeting of its stockholders for the purpose of voting upon the Merger Agreement, the Merger and any related matters as soon as possible following consummation of the Offer;
(ii) file with the SEC as promptly as practicable following consummation of the Offer, but in any event within fifteen (15) days thereafter, a preliminary proxy or information statement relating to the Merger Agreement and the Merger (the "Signal Proxy Statement"); and (iii) include in the definitive Signal Proxy Statement the recommendation of the Board of Directors of Signal that stockholders of Signal vote in favor of the approval and adoption of the Merger Agreement and the Merger.

     Representations and Warranties of Signal. The Merger Agreement contains various representations and warranties of Signal, including with respect to:
(i) the organization, corporate powers and qualifications of Signal and its subsidiaries; (ii) the capitalization of Signal and its subsidiaries; (iii) the due and valid authorization of the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by all necessary corporate action on the part of Signal; (iv) the absence of conflicts, violations or breaches of law or agreements resulting from the execution, delivery and performance by Signal of the Merger Agreement; (v) the possession by Signal and its subsidiaries of necessary permits and their compliance with law; (vi) the accuracy of the documents filed by Signal with the SEC; (vii) Signal's financial statements and its financial condition and the absence of material undisclosed liabilities; (viii) the absence of certain changes or events since December 31, 2002, including that there has been no material adverse change with respect to Signal and its subsidiaries, taken as a whole;
(ix) the absence of certain litigation involving Signal and its subsidiaries;
(x) Signal's employee benefit plans; (xi) certain labor matters; (xii) real and personal property owned or leased by Signal or any of its subsidiaries; (xiii) patents, trademarks and other intellectual property of Signal and its subsidiaries; (xiv) tax matters regarding Signal and its subsidiaries; (xv) environmental matters affecting Signal or any of its subsidiaries or their respective properties; (xvi) contracts to which Signal or any of its subsidiaries is a party; (xvii) the Financial Advisor Opinion received by the Board of Directors of Signal from Wachovia; (xviii) the inapplicability of state takeover statutes; (xix) the vote of Signal stockholders required to approve the Merger, if any; (xx) the absence of brokerage or finders' fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to fees payable to Wachovia and Needham & Co., Inc.); (xxi) certain of Signal's customers; (xxii) the absence of certain payments by Signal or its subsidiaries, directors, officers, agents, employees or other entities associated with or acting on its behalf of Signal or its subsidiaries; and (xxiii) the Schedule 14D-9.

     Representations and Warranties of Crane and Purchaser. The Merger Agreement contains customary representations and warranties of Crane and Purchaser, including with respect to: (i) the organization, corporate powers and qualifications of Crane and Purchaser; (ii) the due and valid authorization of the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by all necessary corporate action on the parts of Crane and Purchaser; (iii) the absence of conflicts, violations or breaches of law or agreements resulting from the execution, delivery and performance by Crane and Purchaser of the Merger Agreement; (iv) the absence of certain litigation involving Crane; (v) the absence of brokerage or finders' fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to fees payable to JPMorgan); (vi) Crane's and Purchaser's ability to fund the Offer; and (vii) this Offer to Purchase and other related documents.

     Certain Covenants. The Merger Agreement obligates Signal, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, unless Crane, in its sole discretion, agrees otherwise in writing, to conduct its and its subsidiaries' businesses only in the ordinary course of business and in a manner consistent with past practice and to use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants and to preserve the current relationships of Signal and its subsidiaries with customers, suppliers and other persons with which they have significant business relations. The Merger Agreement also contains a specific agreement by Signal that neither Signal nor any of its subsidiaries shall, directly or indirectly, do, propose or commit to do, or authorize, without the prior written consent of Crane, until the earlier of the termination of the Merger Agreement or the Effective Time:

      (i) amending, repealing or otherwise changing Signal's Certificate of Incorporation or By-laws or the equivalent organizational documents of any subsidiary;

      (ii) issuing, selling, pledging, disposing of, granting or encumbering, or authorizing the issuance, sale, pledge, disposition, grant or encumbrance of, any Shares or any shares of capital stock of any class of Signal or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Signal or any subsidiary (except, subject to the provisions regarding conversion of Signal Stock Options discussed above, for the issuance of Shares issuable pursuant to the exercise, in accordance with their respective terms, of employee stock options or other awards outstanding on the date of the Merger Agreement);

      (iii) transferring, leasing, licensing, selling, mortgaging, pledging, disposing of or encumbering any assets of Signal or its subsidiaries, except for sales of finished goods, invoicing under cost-plus contracts and invoicing for the achievement of milestones under contracts, each in the ordinary course of business and in a manner consistent with past practice;

      (iv) declaring, setting aside, making or paying any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a wholly-owned subsidiary may declare and pay a dividend to its parent;

      (v) reclassifying, combining, splitting or subdividing, or redeeming, purchasing or otherwise acquiring, directly or indirectly, any of its capital stock;

      (vi) (a) acquiring (including, without limitation, by merger, consolidation, or acquisition of capital stock or assets) (1) any corporation, partnership, other business organization or any division thereof or (2) any assets outside the ordinary course of business; (b) incurring any indebtedness for borrowed money or issuing any debt securities or assuming, guaranteeing or endorsing, or otherwise as an accommodation becoming responsible for, the obligations of any person, or making any loans or advances, except in the ordinary course of business to venders and/or employees and consistent with past practice; (c) entering into any material contract, other than in the ordinary course of business consistent with past practice; (d) authorizing any single capital expenditure in excess of $50,000 or capital expenditures, in the aggregate, in excess of $250,000 for Signal and its subsidiaries taken as a whole; or
     (e) entering into or amending in any material respect any material contract or any contract, agreement, commitment or arrangement with respect to any matters described above in clauses (a) through (d);

      (vii) increasing (except salary increases in the ordinary course of business and consistent with past practice) the compensation payable or to become payable to its officers or employees generally or to any employee with an annual salary in excess of $90,000, or granting any bonus, severance, change of control or termination pay or material benefits to, or entering into any employment or severance agreement with, any director, officer or other employee of Signal or any subsidiary, or establishing, adopting, entering into, terminating or amending any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

      (viii) taking any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

      (ix) paying, discharging or otherwise satisfying any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities as reflected or reserved against in Signal's December 31, 2002 balance sheet, or subsequently incurred in the ordinary course of business and consistent with past practice;

      (x) failing to comply in all material respects with all applicable laws;

      (xi) failing to pay and discharge any taxes upon Signal (or any of its subsidiaries) or against any of its properties or assets before the same shall become delinquent and before penalties accrue thereon, except to the extent and so long as the same are being contested in good faith and by appropriate proceedings;

      (xii) failing to perform any of its material obligations under any of the material contracts or terminating any of the material contracts; or

      (xiii) settling or compromising any material claim or litigation.

     Notice of Changes. The Merger Agreement provides that each party shall promptly notify the other party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (a) any representation or warranty made in the Merger Agreement by that party, or any information furnished on any schedule of any disclosure schedule provided by that party, as the case may be, to be inaccurate either at the time that representation or warranty was made, or that information is furnished, or at the time of the occurrence or non-occurrence of that event or (b) any failure by that party to comply with or satisfy any condition to the obligations of that party to effect the Offer, the Merger and the other transactions contemplated by the Merger Agreement; or (ii) the failure of Signal or Crane, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Merger Agreement which would be likely to result in any of the conditions to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by the Merger Agreement not to be satisfied.

     No Solicitation. The Merger Agreement provides that neither Signal nor any of its subsidiaries shall, directly or indirectly, through any officer or director or any agent acting at Signal's authorization or direction, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action knowingly to facilitate, any inquiries about or the making of any proposal that Signal enter into any Competing Transaction (as defined below), or enter into, maintain or have discussions or negotiate with any person in furtherance of such inquiries or to obtain or seek to obtain a Competing Transaction, or agree to, recommend or endorse any Competing Transaction or withdraw or modify, or propose publicly to withdraw or modify, the recommendation of the Board of Directors of Signal that Signal's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger, or authorize or permit any person to take any such action. Signal shall notify Crane orally (within one (1) business day) and in writing (as promptly as practicable) after receipt by any officer or director of Signal or any of its subsidiaries or any investment banker, financial advisor, agent or attorney retained by Signal or any of its subsidiaries, of any inquiry concerning, or proposal for, a Competing Transaction, or of any request for non-public information relating to Signal or any of its subsidiaries either in connection with such an inquiry or proposal or when the request for non-public information could reasonably be expected to lead to such a proposal.

     These obligations do not prohibit the Board of Directors of Signal from,
(i) at any time prior to the acceptance for payment by Purchaser of the Shares, furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited, bona fide proposal for a Competing Transaction, if, and only to the extent that, (A) the Board of Directors of Signal, after consultation with independent legal counsel (who may be Signal's regularly engaged independent legal counsel), determines in good faith that failure to take such action would constitute a breach of the fiduciary duties of such directors to Signal's stockholders under applicable law, and, solely with respect to entering into such discussions or negotiations, the Board of Directors of Signal determines in good faith, based on the advice of its financial advisor, that the Competing Transaction is reasonably likely to be more favorable to Signal's stockholders, from a financial point of view, than the Offer and the Merger and (B) prior to furnishing information to, or entering into discussions or negotiations with, that person, Signal (x) provides at least two (2) business days' prior written notice to Crane to the effect that it is furnishing information to, or entering into discussions or negotiations with, that person and provides in the notice to Crane, in reasonable detail, the identity of the person making the proposal and the terms and conditions of the proposal, (y) provides Crane with all information to be provided to the person which Crane has not previously been provided, and (z) receives from the person an executed confidentiality agreement in reasonably customary form and having terms no less favorable to Signal than those contained in the Confidentiality Agreement described below; (ii) complying with Rule 14e-2 (and any associated obligation under Rule 14D-9) promulgated under the Exchange Act with regard to a third-party tender or exchange offer; provided, however, that the Board of Directors of Signal shall not recommend acceptance of the tender or exchange offer unless, in the good faith judgment of the Board of Directors of Signal, after consultation with independent legal counsel (who may be Signal's regularly engaged independent legal counsel), the failure to recommend such acceptance would constitute a breach of its fiduciary duties to Signal's stockholders under applicable law; (iii) referring any third party to the existence of this covenant or making a copy of it available to any third party; or (iv) at any time prior to the acceptance for payment by Purchaser of the Shares, failing to make or withdrawing or modifying its recommendation that Signal's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger following the making of an unsolicited, bona fide proposal relating to a Competing Transaction if the Board of Directors of Signal, after consultation with independent legal counsel (who may be Signal's regularly engaged independent legal counsel) determines in good faith that failure to take the action would constitute a breach of the fiduciary duties of such directors to Signal's stockholders under applicable law and the Board of Directors of Signal determines in good faith, based on the advice of its financial advisor, that the Competing Transaction is reasonably likely to be more favorable to Signal's stockholders, from a financial point of view, than the Offer and the Merger.

     For purposes of the Merger Agreement, "Competing Transaction" means: (i) any merger, consolidation, liquidation, share exchange, business combination, recapitalization or other similar transaction involving Signal or any of its subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifteen (15%) percent or more of the assets or capital stock of Signal and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for fifteen (15%) percent or more of the Shares (other than by Signal or an affiliate thereof) or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as the term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns, or has the right to acquire beneficial ownership of, fifteen (15%) percent or more of the Shares or any other class of capital stock of Signal; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For a Competing Transaction to be more favorable to Signal's stockholders, it must be a bona fide proposal made by a third party to acquire, for consideration consisting solely of cash and/or equity securities, more than fifty (50%) percent of the voting power of the outstanding Shares, or all, or substantially all, of the assets of Signal and for which financing, to the extent required, is then committed or which, in the good faith, reasonable judgment of the Board of Directors of Signal, is capable of being obtained by such third party.

     Access to Information. The Merger Agreement provides that, until the earlier of the termination of the Merger Agreement and the Effective Time, upon reasonable notice and subject to restrictions contained in confidentiality agreements to which Signal is subject (from which Signal shall use its reasonable best efforts to be released), Signal shall provide to Crane and its representatives full access to all information and documents which Crane reasonably requests regarding the financial condition, business, assets, liabilities, employees and other aspects of Signal, other than information and documents that in the opinion of Signal's counsel may not be disclosed under applicable law. Crane shall keep such information confidential in accordance with the terms of the Confidentiality Agreement.

     Required Authorizations. Signal and Crane shall use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Offer, the Merger and the other transactions contemplated thereby as promptly as practicable; (ii) obtain in a timely manner from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Crane or Signal or any of their respective subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated thereby; and (iii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement, the Offer, the Merger or the other transactions contemplated thereby that are required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request(s) thereunder and (C) any other applicable law. Crane and Signal shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Crane and Signal shall furnish to each other all information required for any application or other filing to be made pursuant to any applicable law (including all information required to be included in the Signal Proxy Statement) in connection with the transactions contemplated by the Merger Agreement.

     Each party to the Merger Agreement shall (i) use its commercially best efforts to prevent the entry, in a judicial or administrative proceeding brought under any antitrust law by any governmental authority with jurisdiction over enforcement of any applicable antitrust laws or any other party, of any permanent or preliminary injunction or other order that would make consummation of the Offer, the Merger or any other transaction contemplated thereby in accordance with the terms of the Merger Agreement unlawful or would prevent or delay it; and (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps necessary to take an appeal of the injunction or order; however, Crane and Purchaser, together, shall not be required to undertake more than one such appeal.

     In response to any action taken or threatened to be taken by any court or governmental authority, Crane shall not be required to (i) take any action or agree to the imposition of any order or judgment that would compel Crane or Signal (or any of their respective subsidiaries) to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any portion of its respective business, operations or assets in order to consummate the Offer, the Merger or any other transaction contemplated thereby or (ii) impose any material limitation(s) on Crane's ability to own or operate any of the businesses and operations of Signal and its subsidiaries.

     Each of Crane and Signal shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and use, and cause its respective subsidiaries to use, their reasonable best efforts to obtain any third-party consents or waivers, (A) necessary, proper or advisable to consummate the transactions contemplated in the Merger Agreement, (B) disclosed or required to be disclosed in any disclosure schedule provided by Signal or (C) required to prevent a material adverse effect from occurring with respect to Signal prior to or after the Effective Time or with respect to Crane after the Effective Time. Without the prior written consent of Crane, however, Signal and its subsidiaries shall not incur fees and expenses in excess of $100,000 in the aggregate in order to obtain, and/or in seeking to obtain, any such third-party consents or waivers.

     In the event that either Crane or Signal fails to obtain any third-party consent or waiver described above, it shall use its reasonable best efforts, and shall take any action reasonably requested by the other party, to minimize any adverse effect upon Signal and Crane, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent or waiver.

     From the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement in accordance with its terms, each party shall promptly notify the other party in writing of any pending or threatened action, proceeding or investigation by any governmental authority or any other person known to it (i) challenging or seeking material damages in connection with the Offer, the Merger or any other transaction contemplated hereby; or (ii) seeking to delay, restrain or prohibit the consummation of the Offer, the Merger or any other transaction contemplated thereby or otherwise limit the right of Crane or its subsidiaries to own or operate all or any portion of the businesses or assets of Signal or its subsidiaries, which in either case is reasonably likely to have, individually or in the aggregate, a material adverse effect with respect to Signal prior to or after the Effective Time, or with respect to Crane after the Effective Time.

     Directors' and Officers' Insurance. The Merger Agreement provides that the Surviving Corporation shall use its reasonable best efforts to maintain in effect for six (6) years from the Effective Time, if available, either (i) directors' and officers' liability insurance covering only those persons who are currently covered by Signal's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of Crane; or (ii) the current directors' and officers' liability insurance policies maintained by Signal with respect to matters occurring prior to the Effective Time. In no event shall the Surviving Corporation be required to expend more than an amount per year equal to two hundred (200%) percent of current annual premiums paid by Signal for that insurance.

     Public Announcement. The Merger Agreement provides that Crane and Signal shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with the New York Stock Exchange, the Nasdaq National Market or any other national securities exchange to which Crane or Signal may be a party.

     Stockholder Litigation. The Merger Agreement provides that Signal shall use its reasonable best efforts to defend any stockholder litigations or claims against Signal and its directors (and/or officers) relating to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (including any derivative claims) and shall give Crane the opportunity to participate, at Crane's expense, in, and shall actively cooperate with Crane in, the defense or settlement of any such litigations or claims.

     The Merger Agreement also provides that Signal shall take all such actions required so that, prior to the Effective Time, each of Signal's 401(k) Profit Sharing Plan and Executive Deferred Compensation Plan is terminated without any further material monetary liability or obligation thereunder.

     Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the obligation of each of Crane, Purchaser and Signal to consummate the Merger is subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) if required by applicable law, the Merger Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote at a meeting or the written consent of the stockholders of Signal in accordance with the DGCL; (ii) Purchaser shall have purchased Shares pursuant to the Offer; and (iii) no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any governmental authority or court of competent jurisdiction and remain in effect that prohibits consummation of the Merger, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal or prohibits the Merger.

     Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Signal:

     (a) by mutual written consent duly authorized by the Boards of Directors of each of Crane, Purchaser and Signal;

     (b) by either Crane, Purchaser or Signal if either (i) the Offer shall not have been consummated on or before June 30, 2003 (the "Termination Date"); provided, however, that the right to so terminate the Merger Agreement shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or resulted in, the failure of the consummation of the Offer to occur on or before such Termination Date; provided, further, that, if a Request for Additional Information is received from a governmental authority pursuant to the HSR Act, such Termination Date shall be extended up to the 90th day following acknowledgment by such governmental authority that Crane and Signal have complied with such Request, but in any event not later than August 29, 2003; and, provided, further, that if there shall be instituted or pending, at any scheduled expiration date of the Offer, any suit, action or proceeding by any person (other than a governmental authority) that would give rise to the failure of a condition set forth in subsection (a) of Annex A to the Merger Agreement, the parties shall reasonably and mutually seek to agree to any appropriate extension of the Termination Date; (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or other governmental authority shall have issued an order, judgment, decree, ruling, injunction or taken any other action restraining, enjoining or otherwise prohibiting or materially altering the terms of the Offer or the Merger and such order, judgment, decree, ruling, injunction or other action shall have become final and nonappealable (any such order, judgment, decree, ruling, injunction or action shall be deemed final and nonappealable if Crane or Purchaser is exercising its right to so terminate and Crane or Purchaser has unsuccessfully appealed the same on at least one (1) occasion), except that no party may so terminate unless such party shall have complied with its obligations under the Merger Agreement to contest such action or proceeding; or (iii) the Offer expires pursuant to its terms without the acceptance for payment of Shares thereunder; provided, however, that neither Crane, Purchaser nor Signal has the right to so terminate the Merger Agreement if the failure of the acceptance for payment of Shares pursuant to the Offer to occur is attributable to the failure of such party to perform any of the covenants contained in the Merger Agreement required to be performed by it at or prior to the acceptance for payment of Shares pursuant to the Offer;

     (c) by Crane, if (i) the Board of Directors of Signal shall have withdrawn, modified, or changed its approval or recommendation in respect of the Merger Agreement, the Merger or the Offer in a manner adverse to the Merger or the Offer, or adverse to Crane or Purchaser, (ii) the Board of Directors of Signal shall have recommended any Competing Transaction; (iii) Signal shall have violated or breached in any material respect any of its obligations described above in "--No Solicitation" or (iv) the Board of Directors of Signal shall have resolved to take any of the foregoing actions;

     (d) by Signal, at any time prior to the acceptance for payment of Shares pursuant to the Offer, if the Board of Directors of Signal, after its compliance with its obligations described above in "--No Solicitation," shall have recommended or resolved to recommend to the stockholders of Signal a proposal for a Competing Transaction under circumstances where a majority of the directors reasonably determines in good faith (i) after consultation with independent legal counsel, that failure to accept the proposal would constitute a breach of the fiduciary duties of the directors to Signal's stockholders under applicable law and (ii) based on the advice of its financial advisor, that the Competing Transaction is reasonably likely to be more favorable to Signal's stockholders, from a financial point of view, than the Offer and the Merger; however, that any termination of the Merger Agreement by Signal for this reason shall not be effective unless and until (A) the Board of Directors of Signal has provided Crane with written notice that Signal intends to enter into a binding written agreement in respect of the Competing Transaction, (B) Signal shall have attached the most current written version of the Competing Transaction to the notice, (C) Crane does not make, within three (3) days after receipt of Signal's written notice, an offer that the Board of Directors of Signal (which shall be obligated to timely review in good faith any such revised or new offer) shall have determined in good faith (after consultation with its aforementioned outside legal and financial advisors) is at least as favorable to the stockholders of Signal as the Competing Transaction and (D) Signal has made payment of the full termination fee required by the Merger Agreement, and discussed below, as a condition to its ability to terminate under this provision of the Merger Agreement. The parties acknowledged and agreed that, notwithstanding any other provision of the Merger Agreement, a Competing Transaction may not be deemed to be more favorable to Signal's stockholders unless it is a bona fide proposal made by a third party to acquire, for consideration consisting solely of cash and/or equity securities, more than fifty (50%) percent of the voting power of the outstanding Shares or all, or substantially all, of the assets of Signal and for which financing, to the extent required, is then committed or which, in the good faith, reasonable judgment of the Board of Directors of Signal, is capable of being obtained by such third party;

     (e) by Signal, at any time prior to the acceptance for payment of Shares pursuant to the Offer, in the event of a breach by Crane or Purchaser of any representation, warranty or material agreement contained in the Merger Agreement, which breach is incapable of being cured or, with respect to a breach that is curable, has not been cured within twenty (20) business days after the giving of written notice thereof to Crane or Purchaser, as applicable, except for such breaches which are not reasonably likely to affect adversely Crane's or Purchaser's ability to complete the Offer or the Merger subject to the terms and conditions of the Merger Agreement;

     (f) by Crane, at any time prior to the acceptance for payment of Shares pursuant to the Offer, in the event of a breach by Signal of any representation, warranty or material agreement contained in the Merger Agreement and the breach would give rise to the failure of a condition set forth in clause (f) or (g) (after giving effect to the cure provisions contained therein) on pages 41 and 42 of this Offer to Purchase after the giving of written notice thereof to Signal; or

     (g) by Signal, if Crane or Purchaser shall have failed to commence the Offer as required by the Merger Agreement.

     In the event of any such termination of the Merger Agreement, the Merger Agreement shall forthwith become void, there shall be no liability under the Merger Agreement on the part of Crane, Purchaser or Signal or any of their respective officers or directors and all rights and obligations of any party under the Merger Agreement shall cease, subject to the sole and exclusive remedies of Crane and Purchaser described below regarding the payment of fees and expenses; provided, that nothing in the Merger Agreement shall relieve any party from liability for any willful breach of the Merger Agreement. The payment of the termination fee and expenses pursuant to the Merger Agreement by Signal shall constitute liquidated damages in consideration of the time and opportunity and related costs of Crane and Purchaser and, upon receipt of the termination fee and expenses, Crane and Purchaser shall have no further recourse at law or in equity against Signal in respect of the Merger Agreement or any breach thereof other than as set forth above.

     The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. After the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Signal, if required, no amendment may be made which would reduce the Per Share Amount or change the consideration into which each Share will be converted upon consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed by the parties.

     At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed, (a) extend the time for the performance of any obligation or other act of any other party thereto, (b) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any agreement or condition contained therein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Fees and Expenses. Except as provided below, all costs and expenses incurred in connection with the Merger Agreement and the Offer, the Merger or any other transaction contemplated thereby shall be paid by the party incurring those expenses, whether or not the Offer, the Merger or any other transaction contemplated by the Merger Agreement is consummated.

     Signal shall pay Crane a cash fee of $4,500,000 plus Expenses (as defined below) upon the termination of the Merger Agreement pursuant to clause (c) or
(d) above. Payment of this termination fee and Expenses shall be made as promptly as practicable but not, subject to Signal's obligations to pay such fee in advance of terminating this Agreement as described in clause (d) above, later than five (5) business days after the termination giving rise to the termination fee and shall be made by wire transfer of immediately available funds to an account designated by Crane.

     For these purposes, "Expenses" means all reasonable and documented out-of-pocket expenses (excluding any wages or salaries of any of Crane's or Purchaser's or any of their affiliates' employees and any transportation expenses associated with means of transportation owned by Crane or any of its affiliates) and fees incurred by Crane and/or Purchaser prior to the termination of the Merger Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, environmental and other experts and consultants to Crane, and its affiliates and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Offer, the Merger or any other transaction contemplated by the Merger Agreement. The Expenses shall not exceed $500,000 (the "Cap"). However, in the event that Signal fails to pay the applicable termination fee and/or any Expenses when due, the term "Expenses" shall be deemed to include, irrespective of the Cap, the costs and expenses actually incurred or accrued by Crane and its affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection of the termination fee and Expenses, and Signal shall pay interest on such unpaid termination fee and/or Expenses, commencing on the date that the termination fee and/or the Expenses became due, at a rate equal to the rate of interest publicly announced by Fleet Bank, from time to time, in the City of Boston, as such bank's Base Rate plus two (2%) percent; provided, however, that such costs of collection shall not exceed $250,000.

     The Tender and Voting Agreements. Following is a summary of the Tender and Voting Agreements, a form of which has been filed as an exhibit to the Schedule TO filed by Purchaser with the SEC in connection with the Offer. This summary is qualified in its entirety by reference to the full text of the form of Tender and Voting Agreement. The form of Tender and Voting Agreement should be read in its entirety for a more complete description of the matters summarized below. Defined terms used but not defined below have the respective meanings assigned to these terms in the Merger Agreement or the Tender and Voting Agreements, as the case may be.

     Pursuant to the Tender and Voting Agreements, certain executive officers and directors of Signal (and certain family members and trusts of the directors) (each, a "Tendering Stockholder") have agreed that (i) promptly following the commencement of this Offer, the Tendering Stockholder will tender (or cause the relevant record holder(s) to tender) in this Offer, and, to the extent not inconsistent with applicable law, not withdraw or cause to be withdrawn (except following termination of the Offer in accordance with its terms), any and all Shares currently beneficially owned (as defined in Rule 13d-3 under the Exchange
Act) and/or owned of record by the Tendering Stockholder and any additional Shares with respect to which the Tendering Stockholder may become the beneficial and/or record owner after the date of the Tender and Voting Agreement; however, the Tendering Stockholder shall not be required to exercise any unexercised Signal Options held by the Tendering Stockholder and shall have no obligation to tender Shares into the Offer if that tender would cause the Tendering Stockholder to incur liability under Section 16(b) of the Exchange Act, and (ii) until the earliest of (x) the Effective Time, (y) the date, if any, on which the parties shall, by mutual written consent, agree to terminate the Tender and Voting Agreement or (z) the due termination of the Merger Agreement in accordance with its express terms (such date, the "Tender and Voting Agreement Expiration Date"), at any meeting of the stockholders of Signal or in any written consent in lieu thereof, the Tendering Stockholder will, or will cause the record holder(s) of the Tendering Stockholder's Shares, to be present at the applicable meeting(s) of stockholders and to vote such Shares in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and against any action or agreement that would impede, interfere with, delay or adversely affect the Merger or the Offer, including, but not limited to, any agreement or arrangement related to a Competing Transaction. If the waiver of the right of withdrawal described above is, or is alleged to be, unenforceable and the Tendering Stockholder withdraws, or attempts to withdraw, its Shares, then at the time of acceptance for payment of the Shares pursuant to this Offer, the Tendering Stockholder shall sell its Shares to Purchaser, and Purchaser shall purchase the Shares, for a price per Share equal to the Per Share Amount. The Tendering Stockholders hold 1,762,318 Shares in the aggregate.

     The Tendering Stockholders have granted to Purchaser, and to each officer of Crane, a proxy to vote the Tendering Stockholder's Shares as indicated above. The Tendering Stockholders have agreed to take such further action and execute such other instruments as may be necessary to effectuate the intent of that proxy. The Tendering Stockholders expressly revoked any proxies previously granted with respect to their Shares. The proxy will terminate upon the Tender and Voting Agreement Expiration Date.

     Each Tender and Voting Agreement contains the agreement of the Tendering Stockholder that, until the Tender and Voting Agreement Expiration Date, the Tendering Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of its Shares to any person, other than Purchaser or Purchaser's designee and that any attempted transfer or other disposition will be null and void; (ii) enter into, or otherwise subject any Shares to, any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise; or (iii) take any other action that would in any way restrict, limit or interfere with the performance of the Tendering Stockholder's obligations under the Tendering and Voting Agreement or the transactions contemplated to be performed thereunder. Each Tendering Stockholder has also agreed irrevocably and unconditionally to waive, and has agreed not to exercise, and to prevent the exercise of, any rights of appraisal or to dissent in connection with the Merger that such Tendering Stockholder may have with respect to its Shares.

     Each Tender and Voting Agreement contains the Tendering Stockholder's agreement that it will not, and will cause its agents and representatives not to, take any actions prohibited by Section 6.05 of the Merger Agreement (regarding Competing Transactions); however, the Tender and Voting Agreement does not prevent the Tendering Stockholder or any of its agents or representatives from acting as a director or officer of Signal or taking any action in such capacity (including at the direction of Signal's Board of Directors) to the extent permitted by the Merger Agreement.

     The Tender and Voting Agreements will automatically terminate on the Tender and Voting Agreement Expiration Date.

     Notwithstanding any other provision of the Tender and Voting Agreements,
(i) no Tendering Stockholder makes any agreement or understanding in any capacity other than in the Tendering Stockholder's capacity as a record holder and beneficial owner of Shares, (ii) nothing in the Tender and Voting Agreements is to be construed to limit or affect any action or inaction by any Tendering Stockholder or any agent or representative of a Tendering Stockholder, in either case serving on Signal's Board of Directors solely acting in such person's capacity as a director or fiduciary of Signal, and (iii) no Tendering Stockholder is to have any liability to Crane, Purchaser or any of their respective affiliates under the Tender and Voting Agreements as a result of any action or inaction by such Tendering Stockholder, or any agent or representative, as applicable, of such Tendering Stockholder, in either case serving on the Board of Directors of Signal solely acting in such person's capacity as a director or fiduciary of Signal.

     Indemnification Agreements. On April 15, 2003, Signal entered into a six-year indemnification agreement (each, an "Indemnification Agreement") with each current officer and director of Signal (each, an "Indemnitee"). Each Indemnification Agreement provides that it shall become effective only upon the occurrence of the Effective Time.

     Pursuant to each Indemnification Agreement, Signal has agreed to indemnify and hold harmless the Indemnitee, to the fullest extent authorized by the DGCL, from and against any expenses (including expenses of investigation and preparation and fees and disbursements of counsel, accountants and other experts), judgments, fines, liability, losses and amounts paid in settlement, actually and reasonably incurred by the Indemnitee in connection with any threatened, pending or completed action, suit, claim or proceeding (hereinafter, a "proceeding"), including affirmative defenses raised therein, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was a director or officer of Signal, or shall, after the Effective Time, serve at the specific request of Signal as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, and whether or not the cause of such proceeding occurred before or after April 15, 2003. Notwithstanding the foregoing, except as provided in Section 7 of each Indemnification Agreement (as discussed below), Signal shall indemnify the Indemnitee in connection with a proceeding (or part thereof) initiated by the Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of Signal.

     Any indemnification or advance of expenses under the Indemnification Agreements shall be made promptly, and in any event within twenty (20) days, upon the written request of the Indemnitee. If Signal fails to respond within sixty (60) days of a written request for indemnity, Signal shall be deemed to have approved the request. If Signal denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within the time periods described above, the right to indemnification or advances as granted by the Indemnification Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction. The Indemnitee's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by Signal in accordance with Section 7 of each Indemnification Agreement. Except as set forth in the second sentence of this paragraph, it shall be a defense by Signal to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to Signal) that the Indemnitee has not met the standards of conduct which make it permissible under Delaware law, as determined in accordance with Delaware law, for Signal to indemnify the Indemnitee for the amount claimed, but the burden of proving such defense, by a preponderance of evidence, shall be on Signal and the Indemnitee shall be presumed to have acted in accordance with such standard unless it shall be so shown that the Indemnitee has not met such standard. The failure of Signal to have made a determination prior to the commencement of any such action that indemnification of the Indemnitee is proper because the applicable standard of conduct has been met shall not be a defense to such action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

     Pursuant to each Indemnification Agreement, the Indemnitee shall control the defense (including the selection of qualified counsel) of any proceeding against it which may give rise to a right of indemnification under the Indemnification Agreement; however, if any insurance carrier which shall have supplied any directors' and officers' insurance coverage shall be willing to conduct such defense without any reservation as to coverage, then, unless on written application by the Indemnitee concurred with by the Board of Directors of Signal, the Indemnitee and the Board of Directors deem it undesirable, such insurance carrier shall select counsel to conduct such defense.

     In the event of any proceeding against the Indemnitee which may give rise to a right of indemnification pursuant to an Indemnification Agreement, following written request to Signal by the Indemnitee, Signal shall advance to the Indemnitee amounts equal to reasonable expenses incurred by the Indemnitee in defending such proceeding in advance of the final disposition thereof upon receipt of (i) a satisfactory undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined by final judgment of a court of competent jurisdiction that he or she is not entitled to be indemnified by Signal under the Indemnification Agreement, and (ii) satisfactory documentation as to the amount of such expenses.

     The Indemnitee shall not settle or compromise any proceeding covered by an Indemnification Agreement without first obtaining the written consent to such settlement or compromise from Signal, which consent in no event shall be unreasonably withheld. In the event that Signal unreasonably withholds or delays such consent and, as a direct result, the aggregate liability of Signal exceeds the limitation described below, such limitation shall not apply to such proceeding. In the event an Indemnitee is required to bring any action to enforce rights or to collect amounts due under an Indemnification Agreement and is successful in such action, Signal shall reimburse the Indemnitee for all of the Indemnitee's costs and expenses in bringing and pursuing such action.

     Except as described in the preceding paragraph, the aggregate liability of Signal under each Indemnification Agreement (other than any liability for costs and expenses of collection referred to above) shall in no event exceed (x) the amount of $10,000,000 less (y) the aggregate amount incurred by Signal from April 15, 2003 through the date of determination in respect of indemnification and expense obligations to all the Indemnitees.

     Each Indemnification Agreement shall automatically terminate on April 15, 2009.

     Each Indemnitee has expressly acknowledged and agreed that the indemnification rights and the rights to payment of expenses granted to the Indemnitee under the Indemnification Agreement are the sole and exclusive rights of the Indemnitee to indemnification and/or payment of expenses by Signal or any of its subsidiaries or affiliates. Each Indemnitee has irrevocably waived any and all rights (other than those set forth in the Indemnification Agreement) that Indemnitee has or is alleged to have against Signal for indemnification and/or payment of expenses, whether such rights arose or are alleged to have arisen under contract (written or oral), statute (other than as required under Delaware law), course of dealing, custom or otherwise.

     Subject to the occurrence of the Effective Time, Crane has agreed to guarantee Signal's (as the surviving corporation in the Merger) obligations under the Indemnification Agreements, subject to the $10,000,000 aggregate and other limitations discussed above.

     Dissenters' Rights. Dissenters' rights are not available in connection with the Offer. However, if the Merger is consummated, stockholders who comply fully with the dissenters' procedures set forth in the DGCL, the relevant portions of which are attached to this Offer to Purchase as Annex B, will be entitled to receive cash for the fair value of their Shares, as determined pursuant to the procedures presented by the DGCL. Merely voting against the Merger Agreement will not perfect a stockholder's dissenters' rights. Stockholders are urged to review carefully the dissenting stockholders' rights provisions of Section 262 of the DGCL, a description of which is provided below and the full text of which is attached to this Offer to Purchase as Annex B and incorporated herein by reference. The description below is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL. STOCKHOLDERS WHO FAIL TO COMPLY STRICTLY WITH THE APPLICABLE PROCEDURES WILL FORFEIT THEIR DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER.

     If the Merger is consummated, each holder of Shares who properly demands and perfects appraisal rights and who has not voted in favor of the Merger will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining the fair value, the Court may consider all relevant factors. The judicially determined value could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, effectively withdraws or otherwise loses the right to appraisal as provided in the DGCL, the Shares of that stockholder will be converted into the right to receive the Per Share Amount in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivery to Purchaser of a written withdrawal of the demand for appraisal and a statement of acceptance of the Merger.

     IN VIEW OF THE COMPLEXITIES OF THESE PROVISIONS OF DELAWARE LAW, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR OWN LEGAL COUNSEL.

     Offers of Continued Employment. By letters dated April 9, 2003, Purchaser extended offers of continued at-will employment to eleven (11) employees of Signal, which offers were accepted. Each offer is subject to the occurrence of the Effective Time. Each offer of continued employment includes a signing bonus and severance benefits in the event that the employee's employment with Purchaser is terminated under specified circumstances. Each employee who accepted such offer waived any rights he or she may have had under any severance arrangement with Signal.

     The Confidentiality Agreement. Crane and Wachovia, acting in its capacity as financial advisor to Signal, entered into a confidentiality agreement on June 11, 2002 (the "Confidentiality Agreement"). Pursuant to the Confidentiality Agreement, Crane agreed to keep confidential certain information provided by Signal or its representatives. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement prior to the Effective Time.

     Plans for Signal. Crane expects that, immediately following the Offer and the Merger, the business and operations of Signal will continue generally as they are currently being conducted. Crane currently intends to cause Signal's day-to-day operations to continue to be run and managed by certain members of Signal's existing management together with members of Crane's management.

     Crane, through its wholly owned subsidiary General Technology Corporation, which was acquired by Crane in November 2002, purchased from Signal approximately $2.1 million of electronic components in 2002 (including the pre- and post-acquisition periods) and approximately $300,000 of electronic components (including a pending order) to date in 2003.

     If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board of Directors of Signal following the purchase; however, until the Effective Time, there must be at least two directors who are current directors of Signal, one of whom shall be George Lombard. Purchaser currently intends to seek the maximum representation on the Board of Directors of Signal permitted by the Merger Agreement. Purchaser expects that its representation on the Board of Directors of Signal would permit Purchaser to exert control over the conduct of Signal's business and operations. As a result of the Merger, the directors of Purchaser immediately prior to the Effective Time will become the directors of the Surviving Corporation.

     After the Effective Time, Crane, through a subsidiary, will be the sole holder of Signal's capital stock and, accordingly, will be entitled to all the benefits resulting from its ownership interests, including all income generated by Signal's operations and any future increase in Signal's value. Similarly, Crane will also bear the risk of losses generated by Signal's operations and any future decrease in the value of Signal after the Effective Time. Subsequent to the Merger, all current holders of Shares will cease to have any equity interest in Signal, will not have the opportunity to participate in the earnings and growth of Signal and will not have any right to vote on Signal corporate matters. Similarly, all current holders of Shares will not face the risk of losses generated by Signal's operations or any decline in the value of Signal after the Merger.

     The Shares are currently quoted on the Nasdaq National Market. Following the consummation of the Merger, the Shares will no longer be quoted on Nasdaq, and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of Signal outstanding, and Signal no longer will be required to file periodic reports with the SEC. See "Section 12--Certain Effects of the Offer and the Merger." Purchaser believes that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, Signal's current management, under the general direction of Signal's Board of Directors, will manage Signal as an ongoing business.

     Except as disclosed elsewhere in this Offer to Purchase, neither Crane nor Purchaser has any present plans or proposals that would result in (i) an extraordinary transaction involving Signal, such as a merger, reorganization or liquidation; (ii) any purchase, sale or transfer of a material amount of assets of Signal or any of its Subsidiaries; (iii) any material change in Signal's dividend policy, indebtedness or capitalization (except that Purchaser will repay Signal's indebtedness to Citizens Bank of Massachusetts at or shortly after the Effective Time); and (iv) any material changes in Signal's corporate structure or business or the composition of the management of Signal. Crane will continue to evaluate and review Signal and its business, assets, corporate structure, operations, properties, policies, management, prospects and personnel with a view towards determining how optimally to realize any potential benefits which arise from the relationship of the operations and assets of Signal with those of Crane. Other than as described above, such evaluation and review is ongoing and is expected not to be completed until after the consummation of the Merger. If the Merger is completed, Crane will complete such evaluation and review and will determine what, if any, changes would be desirable in light of the circumstances and the strategic opportunities which then exist.

     Purchaser presently intends to select its designees to the Board of Directors of Signal from among individuals who are currently officers or directors of Crane or its affiliates and who are identified in the Information Statement which is attached as Annex B to the Schedule 14D-9 of Signal included with this Offer to Purchase and such other individuals as Purchaser may identify in the future.

Following consummation of the Offer, and as permitted by the Merger Agreement and applicable law, Purchaser or an affiliate of Purchaser may acquire additional Shares through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as it determines, which may be more or less than the price paid in the Offer, and Purchaser and affiliates of Purchaser also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Rights. On January 26, 1999, the Board of Directors of Signal declared a dividend distribution of one Right for each outstanding Share. Except as described below, each Right, when exercisable, entitles the registered holder to purchase from Signal one share of Common Stock at a price of $25.00 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Pursuant to the Merger Agreement, Signal has agreed to amend the Rights Agreement to (i) render the Rights Agreement inapplicable to the Merger Agreement, the Tender and Voting Agreements, the Offer, the Merger and the other transactions contemplated thereby and (ii) provide that (x) neither Crane nor Purchaser is deemed an Acquiring Person pursuant to the Rights Agreement and (y) a Distribution Date (as defined in the Rights Agreement) does not occur by reason of the execution of the Merger Agreement or the Tender and Voting Agreements, or the commencement or consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the Tender and Voting Agreements. Signal effected this amendment to the Rights Agreement on April 16, 2003.

     Until the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of fifteen (15%) percent or more of the outstanding Shares (the date of such an announcement being a "Shares Acquisition Date") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of Signal prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of fifteen (15%) percent or more of such outstanding Shares (the earlier of such dates being referred to as the "Distribution Date"), the Rights will be evidenced by share certificates, together with a copy of a summary of the Rights. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Shares as of the close of business on the Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on January 26, 2009 (the "Final Expiration Date"), unless earlier redeemed by Signal, as described below. Shares of Common Stock purchasable upon exercise of the Rights will not be redeemable.

     The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Common Stock, (ii) upon the grant to holders of the Shares of certain rights or warrants to subscribe for or purchase shares of Common Stock at a price, or securities convertible into shares of Common Stock with a conversion price, less than the then current market price of the Shares or (iii) upon the distribution to holders of the Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Common Stock) or of subscription rights or warrants (other than those referred to above).

     The numbers of outstanding Rights and the shares of Common Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split or a stock dividend on the Shares payable in shares of Common Stock or subdivisions, consolidations or combinations of the Shares occurring, in any such case, prior to the Distribution Date.

     In the event that, after the first date of public announcement by Signal or an Acquiring Person that an Acquiring Person has become such, Signal is involved in a merger or other business combination transaction in which the Shares are exchanged or changed, or fifty (50%) percent or more of Signal's consolidated assets or earning power is sold (in one transaction or a series of related transactions), proper provision will be made so that each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred), which, at the time of such transaction, would have a market value of two times the exercise price of the Right.

     In the event that any person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. Upon occurrence of the event described in the immediately preceding sentence, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void.

     At any time after the occurrence of any such event and prior to the acquisition by such person or group of fifty (50%) percent or more of the outstanding Shares, the Board of Directors of Signal may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one (1%) percent in such Purchase Price. No fractional shares of Common Stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Shares on the last trading day prior to the date of exercise.

     At any time prior to the earlier of (i) the tenth day after a Shares Acquisition Date or (ii) the expiration of the Rights, the Board of Directors of Signal may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Board of Directors of Signal, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of Signal prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors of Signal in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; however, no amendment to adjust the time period governing redemption shall be made at a time when the Rights are not redeemable.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Signal, including, without limitation, the right to vote or to receive dividends.

     The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Rights Agreement filed as an exhibit to Signal's Current Report on Form 8-K filed on February 10, 1999 with the SEC and any subsequent amendments to the Rights Agreement. Copies of these documents may be obtained in the manner set forth above in Section 7.

     Stockholders are required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date does not occur prior to the expiration of the offer, a tender of Shares will automatically constitute a tender of the associated Rights.


12. CERTAIN EFFECTS OF THE OFFER AND THE MERGER

     Market for Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of

Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. After the Merger, other than Crane or any of its affiliates, there will be no holders of Shares.

     Stock Quotation. The Shares are currently quoted on the Nasdaq National Market. According to published guidelines of the National Association of Securities Dealers, in order for the Shares to continue to be eligible for quotation on Nasdaq, the Shares must substantially meet, among other things, either of the following: (i) (A) at least 750,000 Shares must be publicly-held,
(B) the market value of publicly-held Shares must be at least $5,000,000, (C) Signal must have stockholders' equity of at least $10,000,000, (D) there must be at least 400 holders of round lots of Shares, (E) the bid price per Share must be at least $1 and (F) there must be at least two registered and active market makers for the Shares or (ii) (A) at least 1,100,000 Shares must be publicly-held, (B) the market value of publicly held Shares must be at least $15,000,000, (C) the bid price per Share must be at least $3, (D) there must be at least 400 holders of round lots of Shares, (E) there must be at least four registered and active market makers and (F) either (x) the market value of the Shares must be at least $50,000,000 or (y) the total assets and total revenue of Signal for the most recently completed fiscal year or two of the last three most recently completed fiscal years must be at least $50,000,000. Shares held directly or indirectly by directors, officers or beneficial owners of more than ten (10%) percent of the Shares are not considered as being publicly-held for this purpose. According to information furnished to Purchaser by Signal, as of the close of business on April 21, 2003, there were 76 holders of record of Shares, not including beneficial owners of Shares held in street name, and as of April 24, 2003 there were 10,457,887 Shares outstanding.

     If the Shares were to cease to be quoted on the Nasdaq National Market, the market for Shares would be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or other sources. The extent of the public market for Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the likely termination of registration of the Shares under the Exchange Act and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by Signal upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would greatly reduce the information required to be furnished by Signal to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of Signal and persons holding "restricted securities" of Signal to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, would be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq quotation. Purchaser intends to seek to cause Signal to apply for termination of registration of the Shares as soon as possible after consummation of the Offer. If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the quotation of the Shares on Nasdaq will be terminated promptly following completion of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect of, among other things, allowing brokers to extend credit on the collateral of the Shares. Depending on factors similar to those described above regarding listing and market quotations, following the Offer, Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

13. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that Signal will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Crane, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock.


14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Shares tendered pursuant to the Offer if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added to Shares, if any, previously acquired by Purchaser or Crane or any of their respective affiliates, represents a majority of the then total issued and outstanding Shares (assuming, for this purpose, the exercise of all options to purchase shares of Common Stock that have a per share exercise price of less than $13.25), (ii) any applicable waiting period (and any extension(s) thereof) under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement and prior to any acceptance for payment or payment for any Shares pursuant to the Offer, any one or more of the following events shall have occurred:

     (a) there shall be instituted or be pending by any person or Governmental Authority any suit, action or proceeding that is reasonably likely to prevail (i) challenging or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or to substantially deprive Crane of any of its anticipated benefits of the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by Signal, Crane or any of their respective subsidiaries of a material portion of the business, operations or assets of Signal or Crane and/or its subsidiaries or to compel Signal or Crane to dispose of or hold separate any material portion of the business or assets of Signal or Crane and/or its subsidiaries as a result of the Offer or the Merger or (iii) seeking to impose material limitations on the ability of Crane or Purchaser to acquire or exercise full rights of ownership of Shares, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of Signal;

     (b) any statute, rule, regulation, judgment, order or injunction shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer and/or the Merger, or any other action shall be taken by any Governmental Authority or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences described in clauses (i) through (iii) of subsection
          (a) above;

     (c) there shall have occurred a Material Adverse Effect with respect to Signal;

     (d) (i) the Board of Directors of Signal shall have withdrawn, modified, or changed its approval or recommendation in respect of the Merger Agreement, the Merger or the Offer in a manner adverse to the Merger or the Offer, or adverse to Crane or Purchaser, (ii) the Board of Directors of Signal shall have recommended any Competing Transaction,
          (iii) Signal shall have violated or breached in any material respect any of its obligations under Section 6.05 of the Merger Agreement (regarding, among other things, solicitation of Competing Transactions), or (iv) the Board of Directors of Signal shall have resolved to take any of the foregoing actions;

     (e) Signal, Purchaser and Crane shall have agreed in writing to terminate the Offer, or the Merger Agreement shall have been terminated in accordance with its terms;

     (f) any of the representations and warranties of Signal set forth in the Merger Agreement shall not be true and correct (without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as if such representations and warranties were made at the time of any such determination, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such date); provided, that the condition described in this clause (f) shall be deemed not to have been triggered so long as the failure of all such representations and warranties so to be true and correct would not have a Material Adverse Effect on Signal or prevent or materially delay the consummation of the Offer;

     (g) Signal shall have failed to perform in any material respect any of its obligations required to be performed by it under the Merger Agreement at or prior to consummation of the Offer, which failure to perform is incapable of being cured or, with respect to a failure that is curable, has not been cured within twenty (20) business days after the giving of written notice thereof by Crane to Signal; provided, that any material breach of Section 6.05 of the Merger Agreement shall be covered by subsection (d) above and not this subsection (g); provided, further, that with respect to any breach by Signal of the provisions of Section 2.04(a) (other than the first sentence thereof, which has no cure period) of the Merger Agreement, Signal shall be afforded up to thirty (30) business days to cure such breach; or

     (h) there shall have occurred, and continued to exist, (x) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (y) a commencement of a war, armed hostilities or other national or international calamity involving the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material worsening or acceleration thereof, or (z) a material limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions, which in the case of clauses (x), (y) or (z) prevents Crane from borrowing money pursuant to its credit facilities in effect on the date of the Merger Agreement (i.e., April 16, 2003).

     The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph of this Section 14) are for the sole benefit of Crane and Purchaser and may be asserted by Crane or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Crane or Purchaser, by express and specific action to that effect, in whole or in part, at any time and from time to time in their sole discretion, in each case, subject to any applicable provisions of the Merger Agreement. The failure by Crane or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.


15.  CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to Signal, Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of Signal and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer or the Merger. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions or costs or that adverse consequences might not result to Signal's or Crane's business or that certain parts of Signal's or Crane's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination are met. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "Section 14--Certain Conditions of the Offer."

     Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to these requirements. See "Section 2--Acceptance for Payment and Payment for Shares" as to the effect of the HSR Act on the timing of Purchaser's obligation to accept Shares for payment.

     Pursuant to the HSR Act, Crane will shortly file a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-day waiting period following the filing by Crane, unless early termination of the waiting period is sought and granted or Crane receives a prior request for additional information or documentary material. If either the FTC or the Antitrust Division were to request additional information or documentary material from Crane, the waiting period would expire at 11:59 p.m., New York City time, on the tenth (10th) calendar day after the date of substantial compliance by Crane with such request, unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See "Section 2--Acceptance for Payment and Payment for Shares." Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by the Exchange Act. See "Section 4--Rights of Withdrawal." However, the Merger Agreement may be terminated by any party on and after August 29, 2003. Although Signal is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Signal's failure to make such filings nor a request from the FTC or the Antitrust Division for additional information or documentary material made to Signal will extend the waiting period.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer and the Merger. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Crane, Signal or any of their respective subsidiaries. Private parties (including individual states of the United States) may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See "Section 14--Certain Conditions of the Offer" for certain conditions to the Offer that could become applicable in the event of such a challenge.

     State Takeover Laws. A number of states have adopted laws and regulations that purport to be applicable to offers to acquire securities of corporations which are incorporated in those states, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, those states.

     Although Signal, directly or through its subsidiary, conducts business in a number of states throughout the United States, some of which have enacted such laws, Crane and Purchaser believe it is unlikely that the anti-takeover or similar laws and regulations of any state, other than the State of Delaware and the Commonwealth of Massachusetts, will apply to the Offer or the Merger.
Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of fifteen (15%) percent or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." Section 1 of Chapter 110C of the MGL generally requires an offeror to make certain disclosures and filings in connection with a "take-over bid." A "take-over bid" does not include a bid to which the target company consents, by action of its board of directors, if the board of directors has recommended acceptance of the bid to its stockholders and the terms thereof, including any inducements to officers or directors that are not made available to all stockholders, have been furnished to its stockholders. The Board of Directors of Signal, at a meeting duly called and held, has adopted resolutions, among other things, (i) approving the acquisition of the Shares by Purchaser pursuant to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including for purposes of Section 203 of the DGCL and Section 1 of Chapter 110C of the MGL,
(ii) approving the execution and delivery of the Tender and Voting Agreements, including for purposes of Section 203 of the DGCL and Section 1 of Chapter 110C of the MGL, and (iii) recommending acceptance of the Offer to Signal's stockholders. In addition, the information required to be provided pursuant to
Section 1 of Chapter 110C of the MGL has been furnished to Signal's stockholders in this Offer to Purchase and in the Schedule 14D-9 being mailed herewith. Therefore, Purchaser believes that Section 203 of the DGCL and Section 1 of Chapter 110C of the MGL are inapplicable to the Offer and the Merger.


16. FEES AND EXPENSES

     JPMorgan has provided certain financial advisory services to Crane in connection with the Offer and the Merger. Pursuant to a letter agreement among Crane and JPMorgan, dated March 17, 2003, Crane has agreed to pay JPMorgan a fee of $2,000,000 for its services in connection with the Offer and the Merger payable upon, and subject to, closing of the Merger. In addition, JPMorgan will be reimbursed for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, incurred in connection with the Offer and the Merger. Crane has also agreed to indemnify JPMorgan and its affiliates against certain liabilities and expenses in connection with the Offer and the Merger, including under United States federal securities laws.

     Crane has also retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph, other methods of electronic communications and personal interviews and may request brokers, dealers, banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive customary and reasonable compensation for such services, plus reimbursement of its out-of-pocket expenses, and Crane will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer.

     Crane will pay the Depositary customary and reasonable compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith. Crane will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Depositary will also act as the paying agent in connection with the Merger.

     As more fully described above on pages 32 and 33 of this Offer to Purchase, Signal will pay Crane a fee of $4,500,000 plus certain of Crane's expenses in the event that the Merger Agreement is terminated in certain circumstances.

     In addition, Signal will incur its own fees and expenses in connection with the Offer.

     The following is an estimate of the fees and expenses to be incurred by Purchaser and Crane:


          SEC filing fee ........................................     $   12,400
          HSR Act filing fee ....................................        125,000
          Depositary and Paying Agent fees and expenses .........         11,000
          Information Agent fees and expenses ...................         17,000
          Printing and mailing expenses .........................         35,000*
          Financial advisor's fees and expenses .................      2,020,000
          Legal fees and expenses ...............................        450,000
          Miscellaneous expenses ................................        100,000
                                                                      ----------
          Total .................................................     $2,770,400

   * Signal has agreed to pay 50% of the aggregate printing and mailing expenses if the Merger is not completed.

17. MISCELLANEOUS

     This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make lawful the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. Neither Crane nor Purchaser is aware of any jurisdiction in which it intends to make the Offer wherein the making of this Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     Crane and Purchaser have filed with the SEC a Schedule TO pursuant to Rule l4d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, DC and can be obtained electronically from the SEC's website at http://www.sec.gov in the manner set forth in "Section 7--Certain Information Concerning Signal -- Available Information" and can be obtained from Crane at the address set forth in "Section 8--Certain Information Concerning Crane and Purchaser".

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF CRANE OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


                                        STC Merger Co.




April 25, 2003

                                                                        ANNEX A


               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                         OFFICERS OF CRANE AND PURCHASER

     The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the occupation or employment is conducted, and material occupations, positions, offices or employment held during the past five years of each director and executive officer of Crane and Purchaser. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 100 First Stamford Place, Stamford, Connecticut 06902.


                    DIRECTORS AND EXECUTIVE OFFICERS OF CRANE

                                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
              NAME                        POSITION           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------   ---------------------   -----------------------------------------------------
E. Thayer Bigelow, Jr. .........          Director         Director since 1984. Managing Director of Bigelow
                                                           Media, New York, NY (investment in media and
                                                           entertainment companies) since September 2000.
                                                           Senior Advisor of AOL Time Warner Inc., New
                                                           York, NY (a media and entertainment company)
                                                           since October 1998. Chief Executive Officer of
                                                           Court TV, New York, NY, an affiliate of Time
                                                           Warner Entertainment LP (cable television
                                                           program services) from March 1997 to October
                                                           1998. Also a director of Huttig Building Products,
                                                           Inc. and Lord Abbett & Co. Mutual Funds (42
                                                           funds).

R.S. Evans .....................      Chairman of the      Director since 1979. Chairman and Chief Executive
                                           Board           Officer of Crane from 1984 to 2001. Also a
                                                           director of Fansteel, Inc., HBD Industries, Inc. and
                                                           Huttig Building Products, Inc.

Eric C. Fast ...................    President and Chief    Director since 1999. President and Chief Executive
                                     Executive Officer     Officer of Crane since April 2001. President and
                                        and Director       Chief Operating Officer of Crane from September
                                                           1999 to April 2001. Co-Head of Global Investment
                                                           Banking of Salomon Smith Barney (investment
                                                           banking firm) from 1997 to 1998. Also a director
                                                           of Convergys Corporation.

Richard S. Forte ...............          Director         Director since 1983. Chairman of Forte Cashmere
                                                           Company, South Natick, MA (importer and
                                                           manufacturer) since January 2002. President of
                                                           Dawson Forte Cashmere Company (importer)
                                                           from 1997 to 2001. Also a director of Huttig
                                                           Building Products, Inc.

                                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
               NAME                       POSITION         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------   -------------------   ----------------------------------------------------
Dorsey R. Gardner ...............        Director         Director from 1982 to 1986 and since 1989.
                                                          President of Kelso Management Company, Inc.,
                                                          Boston, MA (investment management). General
                                                          Partner of Hollybank Investments, L.P., and Thistle
                                                          Investments, L.P., Miami FL (private investment
                                                          funds). Also a director of Huttig Building
                                                          Products, Inc.

Jean Gaulin .....................        Director         Director from 1995 to 1999 and since 2001. Retired
                                                          Chairman, President and Chief Executive Officer
                                                          of Ultramar Diamond Shamrock Corporation, San
                                                          Antonio, TX (petroleum refining and marketing).
                                                          Chairman, President and Chief Executive Officer
                                                          of Ultramar Diamond Shamrock Corporation from
                                                          January 2000 to December 2001. Vice Chairman,
                                                          President and Chief Operating Officer of Ultramar
                                                          Diamond Shamrock Corporation from December
                                                          1996 to December 1998. Also a director of Abitibi
                                                          Consolidated, Inc. and National Bank of Canada.

William E. Lipner ...............        Director         Director since 1999. Chairman and Chief Executive
                                                          Officer of NFO WorldGroup, Inc., Greenwich, CT
                                                          (marketing information/research services
                                                          worldwide). Also a director of Change Technology
                                                          Partners, Inc. and NFO WorldGroup, Inc.

Dwight C. Minton ................        Director         Director since 1983. Chairman Emeritus of the
                                                          Board and Director of Church & Dwight Co., Inc.,
                                                          Princeton, NJ (manufacturer of consumer and
                                                          specialty products).

Charles J. Queenan, Jr. .........        Director         Director since 1986. Senior Counsel since 1995,
                                                          and prior thereto, Partner, of Kirkpatrick &
                                                          Lockhart LLP, Pittsburgh, PA (attorneys at law).
                                                          Also a director of Allegheny Technologies
                                                          Incorporated, Teledyne Technologies Incorporated
                                                          and Water Pik Technologies, Inc.

James L. L. Tullis ..............        Director         Director since 1998. Chief Executive Officer of
                                                          Tullis-Dickerson & Co., Inc., Greenwich, CT
                                                          (venture capital investments in the health care
                                                          industry) since 1986.

Gil A. Dickoff ..................       Treasurer         Treasurer of Crane since 1992.

Augustus I. duPont ..............    Vice President,      Vice President, General Counsel and Secretary of
                                     General Counsel      Crane since 1996.
                                      and Secretary

Bradley L. Ellis ................   Vice President --     Vice President -- Chief Information Officer of
                                    Chief Information     Crane since July 1997.
                                         Officer

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
              NAME                      POSITION         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------   -------------------   ---------------------------------------------------
Elise M. Kopczick .............   Vice President --     Vice President -- Human Resources of Crane since
                                   Human Resources      January 2001. President of Crane's Lear Romec
                                                        division from August 1999 to January 2001 and
                                                        Vice President -- Human Resources at Crane's
                                                        Hydro-Aire subsidiary from January 1996 to
                                                        August 1999.

Joan Atkinson Nano ............    Vice President &     Vice President & Controller of Crane since
                                      Controller        November 2001. Director of New Controllership
                                                        Initiatives at GE Capital Corporation (financial
                                                        services) from 2000 to 2001 and Director,
                                                        Worldwide Planning and Analysis of Pitney Bowes
                                                        Corporation (business machines and services) from
                                                        1994 to 1999.

Thomas M. Noonan ..............   Vice President --     Vice President -- Taxes of Crane since November
                                        Taxes           2001. Vice President, Controller and Chief Tax
                                                        Officer of Crane from April 2000 to November
                                                        2001. Vice President, Taxes of Crane from
                                                        September 1999 to April 2000. Director of Taxes
                                                        of Crane from March 1996 to September 1999.

Anthony D. Pantaleoni .........   Vice President --     Vice President -- Environment, Health & Safety of
                                     Environment,       Crane since 1989.
                                   Health & Safety

George S. Scimone .............   Vice President --     Vice President -- Finance and Chief Financial
                                  Finance and Chief     Officer of Crane since March 2003. Chief Financial
                                  Financial Officer     Officer of MarketEcho LLC (direct marketing
                                                        services) from May 2002 to March 2003. Senior
                                                        Vice President and Chief Financial Officer of
                                                        Reader's Digest Association, Inc. (publisher of
                                                        books and magazines) from 1997 to 2001.

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER


                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
            NAME                    POSITION         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------   ------------------   ---------------------------------------------------
Augustus I. duPont .........    Vice President,     Vice President, General Counsel and Secretary of
                                   Secretary        Crane since 1996.
                                 and Director

Eric C. Fast ...............     President and      Director since 1999. President and Chief Executive
                                   Director         Officer of Crane since April 2001. President and
                                                    Chief Operating Officer of Crane from September
                                                    1999 to April 2001. Co-Head of Global Investment
                                                    Banking of Salomon Smith Barney (investment
                                                    banking firm) from 1997 to 1998. Also a director
                                                    of Convergys Corporation.

George S. Scimone ..........   Vice President &     Vice President -- Finance and Chief Financial
                                   Director         Officer of Crane since March 2003. Chief Financial
                                                    Officer of MarketEcho LLC (direct marketing
                                                    services) from May 2002 to March 2003. Senior
                                                    Vice President and Chief Financial Officer of
                                                    Reader's Digest Association, Inc. (publisher of
                                                    books and magazines) from 1997 to 2001.

Gil A. Dickoff .............       Treasurer        Treasurer of Crane since 1992.

                                                                        ANNEX B

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS


     262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (Section) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (Section) 251 (other than a merger effected pursuant to (Section) 251(g) of this title), (Section) 252, (Section) 254, (Section) 257, (Section) 258, (Section) 263 or (Section) 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (Section) 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section (Sections) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (Section) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to (Section) 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal, properly executed and clearly delivered will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of Signal or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:


                              THE BANK OF NEW YORK


            BY MAIL:               BY HAND OR OVERNIGHT COURIER:

  Tender & Exchange Department      Tender & Exchange Department
            P.O. Box 11248               101 Barclay Street
       Church Street Station         Receive and Deliver Window
 New York, New York 10286-1248        New York, New York 10286

                                FACSIMILE NUMBER:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)
                                  212-815-6433

                         FOR CONFIRMATION OF FACSIMILE:
                                  212-815-6212

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent, Georgeson Shareholder Communications Inc. at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                      [LOGO OMITTED]Georgeson Shareholder

                           17 State Street, 10th Floor
                               New York, NY 10004
                           (800) 678-9601 (Toll Free)

                     Banks and Brokerage Firms please call:
                                 (212) 440-9800